Exhibit 10.1

Amended and Restated Credit Agreement

dated as of August 31, 2022

among

BIO-TECHNE CORPORATION,

the Guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

BMO Harris Bank N.A.,
as Administrative Agent and as Sustainability Structuring Agent

BMO Capital Markets, JPMorgan Chase Bank N.A. and PNC Capital Markets LLC,
as Joint Lead Arrangers and Joint Book Runners

U.S. Bank National Association, Bank of America, N.A. and
Wells Fargo Bank, National Association,
as Syndication Agents,

and

Huntington National Bank, KeyBank National Association and M&T Bank (as successor by merger to People’s United Bank, N.A), as Documentation Agents.

Page

Section 1. Definitions; Interpretation.2

Section 1.1 Definitions2

Section 1.2 Interpretation32

Section 1.3 Change in Accounting Principles32

Section 1.4 Rates33

Section 1.5 Divisions33

Section 2. The Credit Facilities.34

Section 2.1 Revolving Commitments34

Section 2.2 Applicable Interest Rates.34

Section 2.3 Minimum Borrowing Amounts; Maximum SOFR Loans34

Section 2.4 Manner of Borrowing Loans and Designating Applicable Interest Rates.34

Section 2.5 Swing Loans.36

Section 2.6 Maturity of Loans.38

Section 2.7 Prepayments.38

Section 2.8 Default Rate40

Section 2.9 Evidence of Indebtedness.41

Section 2.10 Fees.42

Section 2.11 Place and Application of Payments42

Section 2.12 [Reserved].43

Section 2.13 Commitment Terminations.43

Section 2.14 [Reserved].44

Section 2.15 Defaulting Lenders.44

Section 2.16 Increase to Commitments46

Section 3. Taxes; Change in Circumstances.49

Section 3.1 Withholding Taxes.49

Section 3.2 Other Taxes52

Section 3.3 Funding Indemnity52

Section 3.4 Change in Law52

Section 3.5 Inability to Determine Rates53

i

(continued)

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Section 3.6 Increased Cost.53

Section 3.7 Mitigation Obligations; Replacement of Lenders.54

Section 3.8 Effect of Benchmark Transition.56

Section 3.9 Sustainability Adjustments57

Section 4. Conditions Precedent.58

Section 4.1 Initial Credit Event58

Section 4.2 All Credit Events60

Section 5. Representations and Warranties.60

Section 5.1 Organization and Qualification60

Section 5.2 Subsidiaries61

Section 5.3 Authority and Validity of Obligations61

Section 5.4 Use of Proceeds; Margin Stock61

Section 5.5 Financial Reports62

Section 5.6 No Material Adverse Change62

Section 5.7 Full Disclosure.62

Section 5.8 Intellectual Property, Franchises, and Licenses63

Section 5.9 Governmental Authority and Licensing63

Section 5.10 Good Title63

Section 5.11 Litigation and Other Controversies63

Section 5.12 Taxes63

Section 5.13 Approvals63

Section 5.14 Affiliate Transactions64

Section 5.15 Investment Company64

Section 5.16 ERISA64

Section 5.17 Labor Matters64

Section 5.18 Compliance with Laws.64

Section 5.19 Anti-Corruption Laws and Sanctions65

Section 5.20 Other Agreements65

Section 5.21 Solvency65

Section 5.22 No Default65

(continued)

Page

Section 5.23 No Broker Fees65

Section 6. Affirmative Covenants.66

Section 6.1 Maintenance of Business66

Section 6.2 Maintenance of Properties66

Section 6.3 Taxes and Assessments66

Section 6.4 Insurance66

Section 6.5 Financial Reports66

Section 6.6 Books; Records; Inspection69

Section 6.7 ERISA69

Section 6.8 Compliance with Laws.69

Section 6.9 Compliance with Anti-Corruption Laws, Sanctions, etc.70

Section 6.10 Formation of Subsidiaries71

Section 6.11 Use of Proceeds; Margin Stock71

Section 6.12 Guaranties.71

Section 7. Negative Covenants.72

Section 7.1 Borrowings and Guaranties72

Section 7.2 Liens74

Section 7.3 Investments, Acquisitions, Loans and Advances75

Section 7.4 Mergers, Consolidations and Sales76

Section 7.5 Maintenance of Subsidiaries77

Section 7.6 Dividends and Certain Other Restricted Payments77

Section 7.7 Burdensome Contracts With Affiliates77

Section 7.8 No Changes in Fiscal Year77

Section 7.9 Change in the Nature of Business78

Section 7.10 Amendments to Organization Documents; Material Agreements78

Section 7.11 No Negative Pledges78

Section 7.12 Subordinated Debt and other Debt78

Section 7.13 Prepayment of Indebtedness78

Section 7.14 Use of Proceeds78

Section 7.15 Inconsistent Agreements79

(continued)

Page

Section 7.16 Financial Covenants.79

Section 8. Events of Default and Remedies.79

Section 8.1 Events of Default79

Section 8.2 Non Bankruptcy Defaults81

Section 8.3 Bankruptcy Defaults81

Section 8.4 Notice of Default82

Section 9. Administrative Agent.82

Section 9.1 Appointment and Authorization of Administrative Agent82

Section 9.2 Administrative Agent and its Affiliates82

Section 9.3 Action by Administrative Agent82

Section 9.4 Consultation with Experts83

Section 9.5 Liability of Administrative Agent; Credit Decision83

Section 9.6 Indemnity84

Section 9.7 Resignation of Administrative Agent and Successor Administrative Agent84

Section 9.8 Swing Line Lender85

Section 9.9 Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements85

Section 9.10 Agents and Designation of Additional Agents85

Section 9.11 Certain ERISA Matters86

Section 9.12 Sustainability Matters87

Section 9.13 Recovery of Erroneous Payments87

Section 10. The Guarantees.88

Section 10.1 The Guarantees.88

Section 10.2 Guarantee Unconditional88

Section 10.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances89

Section 10.4 Subrogation90

Section 10.5 Waivers90

Section 10.6 Limit on Recovery90

Section 10.7 Stay of Acceleration90

(continued)

Page

Section 10.8 Benefit to Guarantors90

Section 10.9 Guarantor Covenants90

Section 10.10 Release of Guarantors91

Section 11. Miscellaneous.91

Section 11.1 No Waiver, Cumulative Remedies91

Section 11.2 NonBusiness Days91

Section 11.3 Survival of Representations91

Section 11.4 Survival of Indemnity and Certain Other Provisions91

Section 11.5 Sharing of Set Off92

Section 11.6 Notices92

Section 11.7 Counterparts93

Section 11.8 Successors and Assigns93

Section 11.9 Participants93

Section 11.10 Assignments.94

Section 11.11 Amendments97

Section 11.12 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.98

Section 11.13 Headings99

Section 11.14 Costs and Expenses; Indemnification.99

Section 11.15 Set off101

Section 11.16 Entire Agreement101

Section 11.17 Governing Law101

Section 11.18 Severability of Provisions101

Section 11.19 Excess Interest102

Section 11.20 Construction102

Section 11.21 Lender’s Obligations Several102

Section 11.22 Submission to Jurisdiction; Waiver of Venue; Service of Process.102

Section 11.23 Waiver of Jury Trial103

Section 11.24 USA PATRIOT Act104

Section 11.25 Confidentiality104

v

(continued)

Page

Section 11.26 No Advisory or Fiduciary Relationship105

Section 11.27 Acknowledgment Regarding Any Supported QFCs105

Section 11.28 Amendment and Restatement106

EXHIBITS:

Exhibit A – Form of Notice of Borrowing

Exhibit B – Form of Notice of Continuation/Conversion

Exhibit C-1 – Form of Term Note

Exhibit C-2 – Form of Revolving Note

Exhibit C-3 – Form of Swing Note

Exhibit D – Form of Compliance Certificate

Exhibit E – Form of Additional Guarantor Supplement
Exhibit F – Form of Assignment and Assumption

Exhibit G – Form of Credit Commitment Increase Supplement

SCHEDULES:

Schedule 1 – Commitments

Schedule 5.2 – Subsidiaries

Schedule 7.1 – Existing Indebtedness

AMENDED AND RESTATED Credit Agreement

This Amended and Restated Credit Agreement is entered into as August 31, 2022, by and among Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BMO Harris Bank N.A., a national banking association, as Administrative Agent and as Sustainability Structuring Agent, in each case, as provided herein.  All capitalized terms used herein without definition shall have the same meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENT

WHEREAS, Borrower has requested, and the Lenders have agreed, to extend and continue to extend certain credit facilities on the terms and conditions of this Agreement.

WHEREAS, to effect such extensions of credit, the parties hereto have agreed to amend and restate the Existing Credit Agreement (as defined below) in its entirety to make certain changes as more fully set forth herein, which amendment and restatement shall become effective on the Closing Date;

WHEREAS, as of the date hereof, immediately before giving effect to the amendment and restatement of the Existing Credit Agreement, (i) the aggregate amount of outstanding Term Loans (as defined in the Existing Credit Agreement) is $200,000,000.00 and (ii) the aggregate Revolving Credit Commitments (as defined in the Existing Credit Agreement) is $600,000,000; and

WHEREAS, upon the effectiveness of this Agreement on the Closing Date, among other changes, (i) $200,000,000.00 of Revolving Loans shall be automatically borrowed hereunder by Borrower and used to repay, and Administrative Agent is hereby authorized to automatically use such proceeds to repay, in full all outstanding Term Loans (as defined in the Existing Credit Agreement) existing under the Existing Credit Agreement on the Closing Date, (ii) $144,000,000.00 of Revolving Loans shall be automatically borrowed hereunder by Borrower and used to repay, and Administrative Agent is hereby authorized to automatically use such proceeds to repay, in full all outstanding Revolving Loans (as defined in the Existing Credit Agreement) existing under the Existing Credit Agreement on the Closing Date and (iii) the aggregate Revolving Credit Commitment (as defined herein) as of the Closing Date shall be increased to $1,000,000,000.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.Definitions; Interpretation.
Section 1.1Definitions.  The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.

“Adjusted Term SOFR” means, with respect to any tenor, the per annum rate equal to the sum of (i) Term SOFR plus (ii) 0.10% (10 basis points); provided, that if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means BMO Harris Bank N.A., a national banking association, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act, as amended.

“Anti-Money Laundering Laws” means any and all applicable anti-money laundering, financial recordkeeping and reporting requirements of applicable Laws, including those of the Bank Secrecy Act (as amended by the USA PATRIOT Act), the Anti-Money Laundering Act of 2020, and any applicable anti-money laundering statutes of other jurisdictions, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency and having the force of law.

“Applicable Margin” means, with respect to Loans (other than Term Loans issued pursuant to any Incremental Term Credit) and the commitment fee payable under Section 2.10, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans under Revolving Credit shall be:	Applicable Margin for SOFR Loans under Revolving Credit shall be:	Applicable Commitment Fee shall be:
V	Greater than or equal to 2.50 to 1.00	0.750%	1.750%	0.200%
IV	Less than 2.50 to 1.00, but greater than or equal to 2.00 to 1.00	0.500%	1.500%	0.175%
III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	0.250%	1.250%	0.150%
II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.125%	1.125%	0.125%
I	Less than 1.00 to 1.00	0.00%	1.000%	0.100%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after September 30, 2022, the date on which Administrative Agent is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5.  The Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply).  If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by Administrative Agent in accordance with the foregoing shall be conclusive and binding on Borrower and the Lenders absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Administrative Agent determines that (i) the

Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of the Loan Documents.  Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margin for any Term Loans issued pursuant to any Incremental Term Credit shall be as set forth in the applicable Incremental Amendment Documentation for such Incremental Term Credit.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Investment Policy” means the Investment Policy dated January 28, 2010, as adopted by Borrower, as the same may be amended, supplemented or restated from time to time with the prior written approval of the Required Lenders.

“Arrangers” means BMO Capital Markets, JPMorgan Chase Bank N.A. and PNC Capital Markets LLC.

“Asset Sale” means (a) any sale or other disposition of any Property by any Loan Party that is not in the ordinary course of business and (b) any issuance or sale by any Loan Party of any equity interests of any direct or indirect Subsidiary of Borrower, in each case, to any Person other than (x) a Loan Party or (y) in the case of any wholly owned Subsidiary of Borrower that is not a Loan Party, another wholly owned Subsidiary of Borrower that is not a Loan Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by Administrative Agent and the Swing Line Lender, in substantially the form of Exhibit F or any other form approved by Administrative Agent and the Swing Line Lender.

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Administrative Agent, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent for U.S. Dollar loans to borrowers located in the United States, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1.00%, and (c) Adjusted Term SOFR for a one-month Interest Period in effect two (2) U.S. Government Securities Business Days prior to such day plus 1.00%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 3.4 or Section 3.5, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.2(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8.

“Benchmark Replacement” means, the first alternative set forth in the order below that can be determined by the Administrative Agent in its sole discretion,

(a)Daily Simple SOFR plus the applicable Benchmark Replacement Adjustment; or

(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIS” means the United States Department of Commerce’s Bureau of Industry and Security.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single Type advanced, continued for an additional Interest Period, or converted from a different Type into such Type by the Lenders under the Revolving Credit on a single date and, in the case of SOFR Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same Type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one Type of Loans to the other, all as determined pursuant to Section 2.4.  Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 2.5.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York; provided that, when used in connection with any SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Casualty Event” means any loss of title (other than through a consensual sale, transfer or other disposition of such Property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property of any Loan Party.  “Casualty Event” shall include any taking of all or any part of any real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any real Property of any Person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of Borrower on a fully diluted basis (other than, prior to the date of such conversion, Permitted Convertible Notes), or (b) occupation of seats (other than vacant seats) of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4 shall be satisfied or waived in a manner acceptable to Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means, as the context may require, the Revolving Credit Commitment and/or the Incremental Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means with respect to either the use or administration of Term SOFR, Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Applicable Margin,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit” means any of the Revolving Credit, the Term Credit and the Incremental Term Credit.

“Credit Commitment Increase Effective Date” is defined in Section 2.16(a).

“Credit Commitment Increase Notice” is defined in Section 2.16(a).

“Credit Commitment Offered Increase Amount” is defined in Section 2.16(a).

“Credit Event” means the advancing of any Loan.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Issuance” means the incurrence by any Loan Party of any Indebtedness after the Closing Date (other than as permitted by Section 7.1).

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund any portion of its Commitments (including any Swing Loan required to be funded by it hereunder) within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a

Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, Swing Line Lender and each Lender.

“Default Rate” shall have the meaning set forth in Section 2.8 hereof.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Disbursement Account” means the account of Borrower maintained with Administrative Agent or its Affiliate and designated in writing to Administrative Agent as Borrower’s Designated Disbursement Account (or such other account as Borrower and Administrative Agent may otherwise agree).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBIT” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, and (b) federal, state and local income taxes for such period, and adjusted for (i) Permitted Acquisition adjustments including (A) inventory step-ups associated with inventory, (B) one-time professional fees, (C) any non-recurring fees, expenses or charges including severance, restructuring charges, relocation costs and one-time compensation charges, and (D) other non-recurring extraordinary items, provided that cash adjustments under this subsection (i) are less than or equal to 15% of EBITDA, (ii) gains or losses realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business, (iii) extraordinary or non-

recurring charges, expenses, gains or losses unrelated to Permitted Acquisitions, (iv) any gains or losses from an early extinguishment of indebtedness, and (v) all other non-cash compensation expenses from equity based compensation and non-cash charges, non-cash expenses or non-cash gains or losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period).  For purposes of this definition, all references to extraordinary, items, charges, expenses, gains or losses shall be determined pursuant to generally accepted accounting principles as in effect in the United States prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20).

“EBITDA” means, with reference to any period, EBIT plus (a) depreciation of fixed assets, (b) amortization of intangible assets for such period, and (c) the EBITDA of the target of a Permitted Acquisition during all relevant periods.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(a) (subject to such consents, if any, as may be required under Section 11.10(a)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any Guarantor or any of Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by Borrower or any of its Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, investigative, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, investigation, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of Property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means, without duplication, (i) any issuance or sale by Borrower or any other Loan Party after the Closing Date of any Equity Interests in Borrower or such other Loan Party (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower or such other Loan Party, (ii) any Preferred Stock Issuance by Borrower or any other Loan Party after the Closing Date or (iii) any contribution to the capital of Borrower or any other Loan Party after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESG” shall have the meaning set forth in Section 3.9.

“ESG Amendment” shall have the meaning set forth in Section 3.9.

“ESG Pricing Provisions” shall have the meaning set forth in Section 3.9.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Excluded Swap Obligation” means any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Lender’s failure to comply with Section 3.1(b) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2018 (as extended, renewed, amended, restated or otherwise modified from time to time prior to the date hereof), among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as administrative agent thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation or official rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%.

“Floor” means the rate per annum of interest equal to 0.00%.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Final Maturity Date” means, as of any date of determination, the latest Maturity Date for any of the credit facilities or Loans then governed by this Agreement.

“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer or treasurer of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of Borrower.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services, including, without limitation, treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, merchant processing services and other cash management arrangements, in each case afforded to Borrower or any Guarantor by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person; provided that for the purposes of this clause (b) the amount of such indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness of such other Person; provided, further, that the term “Guarantee” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in the ordinary course of business (other than such obligations with respect to indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” and “Guarantors” each is defined in Section 6.12(a).

“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic or a pollutant and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof), (b) any “hazardous substance” as defined in CERCLA and (c) any material classified or regulated as “hazardous,” “toxic” or a “pollutant” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates; provided, that Hedging Liability shall not include Excluded Swap Obligations.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Immaterial Subsidiary” means any Subsidiary designated by Borrower in writing as an immaterial subsidiary; provided that at no time shall (i) the Total Assets (determined on a consolidated basis) of all Immaterial Subsidiaries exceed 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (ii) the total revenues (determined on a consolidated basis) of all Immaterial Subsidiaries exceed 5% of the aggregate total revenues of Borrower and its Subsidiaries on a consolidated basis, in each case, as of the last day of, or for the most recently ended period of, four consecutive fiscal quarters of Borrower; provided, further, that if, as of the last day of or for any such period the combined total assets or combined total revenues of all Immaterial Subsidiaries shall have exceeded (x) 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (y) 5% of the aggregate total revenues of Borrower and its Subsidiaries on a consolidated basis, as the case may be, then one or more of such Immaterial Subsidiaries shall for all purposes of the Loan Documents lose its designation as an Immaterial Subsidiary at Borrower’s direction (such direction to occur not later than five (5) Business Days after the earlier of (A) the delivery pursuant to Section 6.5(a) or (b) of financial statements of Borrower for the period during which either the amount set forth in clause (x) or (y) shall first have been exceeded and (B) in the event that as a result of an acquisition, disposition or transfer of material assets (including equity interests), either the amount set forth in clause (x) or (y) shall first have been exceeded, the date of such acquisition, disposition or transfer), or, in the absence of such direction, in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its Subsidiaries) of their total assets or total revenues, as the case may be, until such excess shall have been eliminated.

“Incremental Amendment Documentation” shall have the meaning set forth in Section 2.16(a).

“Incremental Term Credit” means the credit facility for making Incremental Term Loans described in Section 2.16 hereof.

“Incremental Term Loan Commitment” means any Lender that agrees to make a Term Loan to Borrower, from time to time, after the Closing Date pursuant to Section 2.16 hereof in an aggregate principal or face amount to be mutually agreed and set forth in the definitive documentation for such additional Term Loan.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 11.14(a).

“Interest Coverage Ratio” means, with reference to any period, the ratio of (a) EBIT of Borrower and its Subsidiaries for the most recently ended four fiscal quarters of Borrower to (b) cash Interest Expense of Borrower and its Subsidiaries for the same previous four fiscal quarters of Borrower and its Subsidiaries.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount, expense and other fees and charges associated with indebtedness) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any SOFR Loan, either (i) the last day of each Interest Period with respect to such SOFR Loan and on the maturity date or (ii) in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter and on the maturity date, and (c) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar quarter, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of SOFR Loans, one (1), three (3) or six (6) months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the applicable Borrower and the Swing Line Lender; provided, however, that:

(i)no Interest Period shall extend beyond the final maturity date of the relevant Loans;
(ii)whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;
(iii)for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and
(iv)no tenor that has been removed from this definition pursuant to Section 3.8 below shall be available for specification after such time in any applicable Notice of Borrowing or Notice of Continuation/Conversion.

“KPIs” shall have the meaning set forth in Section 3.9.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Requirement” means any treaty, convention, statute, law, common law, rule, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 11.10 and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 3.7.

“Lien” means any mortgage, lien, security interest, pledge, charge, hypothec, deemed trust, right or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided, however, that financing statements filed in connection with true leases or operating leases shall not constitute a “Lien” for purposes of this Agreement.

“Loan” means any Term Loan, Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or SOFR Loan or otherwise, each of which is a “Type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means Borrower and each Guarantor, collectively.

“Mandate Letter” means the Mandate Letter and Term Sheet, dated as of July 19, 2022, between the Administrative Agent and Borrower.

“Material Agreement” means any agreement or contract to which Borrower or any of its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Administrative Agent and the Lenders thereunder.

“Maturity Date” means (a) with respect to the Revolving Credit, the Revolving Credit Termination Date, (b) with respect to the Term Credit, the Term Loan Maturity Date and (c) with respect to any other credit facility, such maturity date as determined in accordance with this Agreement.

“MFN Margin” is defined in Section 2.16(d).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), an amount equal to the proceeds thereof in the form of cash and cash equivalents (including, but not limited to, any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of non-cash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions, legal, investment banking, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Loan Party associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve (other than as a result of payments made thereunder), such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for Borrowed Money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under Section 7.2 at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness for Borrowed Money assumed by the purchaser of such properties);

(b) with respect to any (i) Debt Issuance, (ii) Equity Issuance or (iii) other issuance or sale of Equity Interests by any Loan Party or any of their respective Subsidiaries, an amount equal to the cash proceeds thereof received by any Loan Party, net of  fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, an amount equal to the cash insurance proceeds, condemnation awards and other compensation  received by any Loan Party in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.11 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” each is defined in Section 2.9.

“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, that Obligations shall not include Excluded Swap Obligations.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.9.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Participant Register” as defined in Section 11.9.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means (i) for each Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (ii) for each Term Loan Lender, the percentage of the total outstanding Term Loans represented by such Term Loan Lender’s outstanding Term Loans; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)the Acquired Business is in an Eligible Line of Business;
(b)the Acquisition shall not be a Hostile Acquisition and must be consummated in accordance with the terms of the agreements related thereto, in material compliance with all applicable laws and in compliance with all applicable organizational documents;
(c)Acquisitions in respect of which the greater of book value and total consideration exceeds $100,000,000 shall require the satisfactory audit review and consent of the Administrative Agent;
(d)if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, Borrower shall have complied with the requirements of Section 6.12 in connection therewith;
(e)after giving effect to the Acquisition and any Credit Event in connection therewith, (i) no Default or Event of Default shall exist, and (ii) Borrower must be in pro forma compliance with respect to the financial covenants contained in Section 7.16 (looking back four complete fiscal quarters); and
(f)in advance of any acquisition in respect of which the greater of book value and total consideration exceeds $100,000,000, Borrower shall provide a certificate to the Administrative

Agent (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to closing and (ii) a reasonably detailed calculation of the pro forma financial covenant calculations described in subsection (e) above.

“Permitted Convertible Notes” means any notes issued by Borrower that are convertible solely into common stock of Borrower (or converted into cash in lieu of fractional shares); provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Final Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Final Maturity Date (it being understood that a repurchase of such notes on account of the occurrence of a “fundamental change” shall not be deemed to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a “fundamental change”) prior to the 91st day after the Final Maturity Date, (c) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of Borrower in good faith), (d) no Subsidiary that is not a Loan Party shall guarantee obligations of Borrower thereunder, and each such guarantee shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guaranty by such Subsidiary, and (e) the obligations in respect thereof (and any guarantee thereof) shall not be secured by any Lien on any asset of Borrower or any Subsidiary.

“Permitted Senior Notes” means any senior unsecured notes or subordinated notes, or any combination of the foregoing, issued by Borrower, provided that (a) with respect to subordinated notes only, such notes are subordinated in right of payment to the Obligations under the Loan Documents on terms customary at the time of the issuance of such notes for high yield subordinated debt securities issued in a public offering, (b) the stated final maturity of any such notes shall be no earlier than 91 days after the Final Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Final Maturity Date, (c) any such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a “fundamental change”) prior to the 91st day after the Final Maturity Date, (d) the terms, conditions and covenants of any such notes shall be such as are typical and customary for notes of such type (as determined by the Board of Directors of Borrower in good faith), (e) no Subsidiary that is not a Loan Party shall guarantee obligations of Borrower thereunder, and each such guarantee (i) shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the guarantee by such Subsidiary and (ii) with respect to guarantees of the subordinated notes only, shall be subordinated to the guarantee by such Subsidiary of the Obligations hereunder, and under any Loan Document, on terms no less favorable to the Lenders than the subordination provisions of such notes, and (f) the obligations in respect of any such notes (including any guarantee thereof) shall not be secured by any Lien on any asset of Borrower or any Subsidiary.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or with respect to which any member of the Controlled Group has any liability or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group (i) is then making or accruing an obligation to make contributions or has any liability or (ii) has within the preceding five plan years made contributions, or has been obligated to make contributions, or has any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Premises” means the real property owned or leased by Borrower or any Subsidiary.

“Pro Rata Share” means, as for each Lender, its Percentage.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Acquisition” means an acquisition that (a) is permitted under Section 7.3 and (b) upon the consummation thereof, is designated by a Financial Officer of Borrower in writing to the Administrative Agent to be a Qualified Acquisition; provided that the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition shall not be less than $250,000,000.

“Qualified Acquisition Period” means the fiscal quarter in which a Qualified Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter; provided that another Qualified Acquisition Period shall not commence until the current Qualified Acquisition Period shall have terminated and there shall have been at least one fiscal quarter when there was no Qualified Acquisition Period in effect.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Refinancing Indebtedness” means, in respect of any indebtedness (the “Original Indebtedness”), any indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and premiums, fees and expenses payable in connection with such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions (other than conditions that were applicable to the Original Indebtedness) that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Final Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be at least as long as the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness (including any Guarantee thereof) shall have been subordinated to the Obligations, such Refinancing Indebtedness (including any Guarantee thereof) shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate outstanding Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Revolving Credit Commitments of the Lenders, subject to a minimum of two (2) Lenders not constituting Defaulting Lenders at any time that there are two or more Lenders not constituting Defaulting Lenders.  The Loans and Unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded, so long as such Lender remains a Defaulting Lender, in determining Required Lenders at any time.

“Required Revolving Lenders” means, as of the date of determination thereof, Lenders whose aggregate outstanding Revolving Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Revolving Loans and Unused Revolving Credit Commitments of the Lenders, subject to a minimum of two (2) Lenders not constituting Defaulting Lenders at any time that there are two or more Revolving Lenders not constituting Defaulting Lenders.  The Revolving Loans and Unused Revolving Credit Commitments of any Defaulting Lender who is a Revolving Lender shall be disregarded, so long as such Lender remains a Defaulting Lender, in determining Required Revolving Lenders at any time.

“Required Term Lenders” means, at any time, Term Loan Lenders holding more than 50% of the outstanding Term Loans, subject to a minimum of two (2) Lenders not constituting Defaulting Lenders at any time that there are two or more Term Loan Lenders not constituting Defaulting Lenders.  The outstanding Term Loans of any Defaulting Lender who is a Term Loan Lender shall be disregarded, so long as such Lender remains a Defaulting Lender, in determining Required Term Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans described in Sections 2.1 and 2.5.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans issued for the account of Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  Subject to increase pursuant to the terms and subject to the conditions set forth in Section 2.16, Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $1,000,000,000 on the date hereof.

“Revolving Credit Commitment Re-Allocation Date” is defined in Section 2.16(c).

“Revolving Credit Termination Date” means August 31, 2027, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Revolving Lender” means any Lender with a Revolving Credit Commitment.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a SOFR Loan, each of which is a “Type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.9.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Donetsk People’s Republic, Luhansk People’s Republic and Crimea regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any European Union member state or is otherwise the subject or target of any sanctions administered or enforced by any of the foregoing, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned, whether individually or in the aggregate, directly or indirectly, 50% or more by, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any and all applicable Laws relating to terrorism, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, BIS or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member or Her Majesty’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Solvency Certificate” means a solvency certificate signed by a Financial Officer in form and substance reasonably acceptable to the Administrative Agent.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Borrower and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of Borrower and its Subsidiaries as they become absolute and matured, (c) Borrower and its Subsidiaries, taken as a whole, have not incurred, or do not believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debt as they mature in the ordinary course of business and (d) the capital of Borrower and its Subsidiaries, taken as a whole, is not unreasonably small to engage in the business of Borrower and its Subsidiaries, taken as a whole.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance reasonably satisfactory to Required Lenders.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

“Sustainability Assurance Provider” has the meaning assigned to such term in Section 3.9(c).

“Sustainability Structuring Agent” means BMO Harris Bank N.A., acting in its capacity as sustainability structuring agent in respect of the credit facilities established hereunder, or, if BMO Harris Bank N.A. shall no longer consent in its sole discretion to act in such capacity, one of the Lenders and/or one Affiliate of a Lender, as selected by the Company in consultation with the Administrative Agent to act as a sustainability structuring agent in respect of the credit facilities established hereunder; provided that such Person agrees in its sole discretion to act in such capacity.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.5.

“Swing Line Lender” means BMO Harris Bank N.A., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.10.

“Swing Line Lender’s Quoted Rate” is defined in Section 2.5(c).

“Swing Line Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.5.

“Swing Note” is defined in Section 2.9.

“Taxes” means present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, and penalties applicable thereto.

“Term Loan” means an Incremental Term Loan made pursuant to Section 2.16 and the applicable Incremental Amendment Documentation.

“Term Loan Lender” means each Lender with an Incremental Term Loan Commitment pursuant to Section 2.16, that has issued Term Loans pursuant to any Incremental Term Credit or that has been assigned, in accordance with Section 11.10, outstanding Term Loans hereunder pursuant to in an Assignment and Assumption in the form of Exhibit F hereto or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code), pursuant to which such Lender shall have assumed such outstanding Term Loans as if it had been a Lender hereunder on the Closing Date.

“Term Loan Maturity Date” means, for any Term Loans, the earlier of (i) the final maturity date set forth for such Term Loans in the applicable Incremental Amendment Documentation therefor and (ii) such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Term Note” is defined in Section 2.9.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR.

“Total Assets” means all assets of Borrower and its Subsidiaries determined in accordance with GAAP and as set forth in the consolidated balance sheet of Borrower and its Subsidiaries as delivered pursuant to Section 6.5(b).

“Total Funded Debt” means, at any time the same is to be determined, (a) the sum (but without duplication) of the principal portion of (i) all Indebtedness for Borrowed Money of Borrower and its Subsidiaries at such time, and (ii) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, minus (b) the aggregate amount of domestic cash and domestic cash equivalents (in each case free and clear of all Liens other than nonconsensual Liens permitted under Section 7.2) included in the consolidated balance sheet of Borrower and its Domestic Subsidiaries as of such date.

“Total Leverage Ratio” means the ratio of Total Funded Debt of Borrower and its Subsidiaries as of the end of the most recent fiscal quarter to the EBITDA of Borrower and its Subsidiaries for the most recently ended four fiscal quarters, it being understood that to the extent any acquisition shall have occurred during such period, the Total Leverage Ratio shall be calculated as if such acquisition occurred at the beginning of such period.

“Type” means (i) with respect to Loans, (a) whether such Loan is a Term Loan, Revolving Loan or Swing Loan and (b) whether such Loan is a SOFR Loan or a Base Rate Loan or (ii) with respect to Commitment increase requests pursuant to Section 2.16 hereof, whether such increase request is a request for additional Revolving Credit Commitments or Incremental Term Loan Commitments.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law in the relief of debtors.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans.  Amounts outstanding under the Swing Loans shall not be considered outstanding for purposes of the calculation of the revolving credit commitment fee pursuant to Section 2.10(a).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended or reauthorized from time to time.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Days” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of any Person means equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by Law) or other equity interests are owned by Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Permitted Convertible Notes shall not constitute equity interests or capital stock of Borrower.  All references to time of day herein are references to New York, New York time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 1.3Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or the Required Lenders may by notice to the Lenders and Borrower, respectively, require that the Lenders and Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations), or any successor thereto, to value any indebtedness of Borrower or any Subsidiary at “fair value”, as defined therein, (B) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that indebtedness shall at all times be valued at the full stated principal amount thereof and (D) without giving effect to any change to GAAP occurring before or after June 30, 2017, as a result of the adoption of Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect and related interpretations), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on June 30, 2017, it being further agreed that all liabilities under or in respect of any lease (whether now outstanding or at any time hereafter entered into or incurred) that, under GAAP as in effect on June 30, 2017, would be accrued as an operating lease expense and would not constitute a Capitalized Lease Obligation shall continue to be treated as operating lease expense in accordance with GAAP as in effect on June 30, 2017, and shall not constitute a Capital Lease Obligation, in each case, for purposes of all computations of amounts and ratios referred to herein, including under Section 7.

Section 1.4Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, Base Rate, the Benchmark, any component definition thereof or rates referred to in any of the definitions thereof, or any other rates referred to or defined herein, or any alternative, successor or replacement rate to any of the foregoing (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.5Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person that is a limited liability company becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2.The Credit Facilities.
Section 2.1Revolving Commitments.  Subject to the terms and conditions hereof, each Revolving Lender, by its acceptance hereof, severally and not jointly agrees to make (and continue to make) a loan or loans (individually a “Revolving Loan” and collectively for all the Revolving Lenders the “Revolving Loans”) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment in effect at such time, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans and Swing Loans at any time outstanding shall not exceed the amount of One Billion and 00/100 Dollars ($1,000,000,000.00).  Each Borrowing of Revolving Loans shall be made ratably by the Revolving Lenders in proportion to their respective Percentages in effect at such time.  As provided in Section 2.4(a), and subject to the terms hereof, Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or SOFR Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.
Section 2.2Applicable Interest Rates.
(a)Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a SOFR Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(b)SOFR Loans.  Each SOFR Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c)Rate Determinations.  Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 2.3Minimum Borrowing Amounts; Maximum SOFR Loans.  Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000.  Each Borrowing of SOFR Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000.  Without Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of SOFR Loans outstanding hereunder at any one time.
Section 2.4Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)Notice to Administrative Agent.  Borrower shall give notice to Administrative Agent by no later than 10:00 a.m.:  (i) at least three (3) U.S. Government Securities Business Days before the date on which Borrower requests the Lenders to advance a Borrowing of SOFR Loans and (ii) on the date Borrower requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing or, if no such rate is specified, such Loans shall be Base Rate Loans.  Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.3, a portion thereof, as follows:  (i) if such Borrowing is of SOFR Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as SOFR Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any U.S. Government Securities Business Day, Borrower may convert all or part of such Borrowing into SOFR Loans for an Interest Period or Interest Periods specified by Borrower.  Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Administrative Agent by telephone, e-mail or other approved electronic communication acceptable to Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to Administrative Agent.  Notice of the continuation of a Borrowing of SOFR Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into SOFR Loans must be given by no later than 10:00 a.m. at least three (3) U.S. Government Securities Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a U.S. Government Securities Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the Type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of SOFR Loans, the Interest Period applicable thereto.  Upon notice to Borrower by Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 8.1(j) or 8.1(k) with respect to Borrower, without notice), no Borrowing of SOFR Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  Borrower agrees that Administrative Agent may rely on any such telephonic, e-mail or other electronic communication notice given by any person Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Administrative Agent has acted in reliance thereon.
(b)Notice to the Lenders.  Administrative Agent shall give prompt telephonic, facsimile, e-mail or other approved electronic communication notice to each affected Lender of any notice from Borrower received pursuant to Section 2.4(a) above and, if such notice requests such Lenders to make SOFR Loans, Administrative Agent shall give notice to Borrower and each such Lender by like means of the interest rate applicable thereto promptly after Administrative Agent has made such determination.
(c)Borrower’s Failure to Notify.  If Borrower fails to give notice pursuant to Section 2.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of SOFR Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.
(d)Disbursement of Loans.  Not later than 1:00 p.m. on the date of any requested advance of a new Borrowing, subject to Section 4, each applicable Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of Administrative Agent in Minneapolis, Minnesota (or at such other location as Administrative Agent shall designate).  Administrative Agent shall make the proceeds of each new Borrowing available to Borrower at Administrative Agent’s principal office in Minneapolis, Minnesota (or at such other location as Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of Borrower’s Designated Disbursement Account or as Borrower and Administrative Agent may otherwise agree.
(e)Administrative Agent Reliance on Lender Funding.  Unless Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m.) the date on which such Lender is scheduled to make payment to Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, Administrative Agent may assume that such Lender has made such payment when due and Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to Administrative Agent, such Lender shall, on demand, pay to Administrative Agent the amount made available to Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date such Lender pays such amount to Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by Administrative Agent to the date two (2) U.S. Government Securities Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) U.S. Government Securities Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by Administrative Agent immediately upon demand, Borrower shall, on demand, repay to Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 3.3 so that Borrower shall have no liability under such Section with respect to such payment.
Section 2.5Swing Loans.
(a)Generally.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may make loans in U.S. Dollars to Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit.  Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date.  Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000; provided that the Administrative Agent or any of its Affiliates are permitted to fund small or late-day draws.

Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swing Loans.
(b)Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed).  Interest on each Swing Loan shall be due and payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c)Requests for Swing Loans.  Borrower shall give Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon on the date upon which Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor.  Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from Borrower.  After receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”).  Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance.  If Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect.  Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to Borrower shall be deposited or otherwise wire transferred to Borrower’s Designated Disbursement Account or as Borrower, Administrative Agent, and the Swing Line Lender may otherwise agree.  Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders).
(d)Refunding Loans.  In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to Borrower and Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given.  Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to Administrative Agent for the account of the Swing Line Lender, in immediately available funds, at Administrative Agent’s office in Minneapolis, Minnesota (or such other location designated by Administrative Agent), before 12:00 Noon on the Business Day following the day such notice is given.  Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)Participations.  If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.5(d) (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans.  Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan.  The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Lender may have or have had against Borrower, any other Lender, or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.
Section 2.6Maturity of Loans.
(a)Revolving Loans.  Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.
(b)Swing Loans.  Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.
(c)Term Loan.  The initial Term Loan made on the Closing Date, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Term Loan Maturity Date.
Section 2.7Prepayments.
(a)Optional Prepayments.  Borrower may prepay in whole or in part, but, if in part, then:  (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of SOFR Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.3 and 2.5 remains outstanding, subject to the following notice requirements:  any prepayment of SOFR Loans at any time upon three (3) U.S. Government Securities Business Days prior notice by Borrower to Administrative Agent or, in the case of a prepayment of Base Rate Loans, notice delivered by Borrower to Administrative Agent no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Administrative Agent), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, SOFR Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 3.3. Prepayments of Loans under this Section 2.7(a) shall be applied as directed by Borrower or, absent such direction, in direct order of maturity of the Type of such Loans prepaid.
(b)Mandatory Prepayments.
(i)Scheduled mandatory prepayments with respect to any Term Loans shall be set forth in the applicable Incremental Amendment Documentation for the applicable Incremental Term Credit.  Notwithstanding anything in any Loan Document to the contrary, to the extent not previously irrevocably paid in full in cash, all Term Loans shall be due and payable on the Term Loan Maturity Date.
(ii)Borrower shall (A) on each date the Revolving Credit Commitments are reduced pursuant to Section 2.13, prepay the Revolving Loans and Swing Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and Swing Loans then outstanding to the amount to which the Revolving Credit Commitments have been so reduced and (B) on each date on which the sum of the aggregate outstanding principal amount of Revolving Loans and Swing Loans exceeds the aggregate Revolving Credit Commitment, prepay the Revolving Loans and Swing Loans in an aggregate principal amount equal to such excess.
(iii)Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Loan Party or of any Equity Issuance by any Loan Party, Borrower shall make prepayments in accordance with Section 2.7(b)(vi) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.
(iv)Upon and at all times after the issuance of a Term Loan under this Agreement, not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale in excess of $25,000,000 by any Loan Party, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds in excess of $25,000,000 to make prepayments in accordance with Section 2.7(b)(vi); provided, however, that with respect to any Net Cash Proceeds realized under an Asset Sale described in this Section 2.7(b)(iv), at the election of Borrower (as notified by Borrower to the Administrative Agent in writing on or prior to the date of such Asset Sale), and so long as no Event of Default shall have occurred and be continuing, Borrower or other Loan Party may reinvest all or any portion of such Net Cash Proceeds in fixed or capital assets of any Loan Party, so long as within 365 days after the receipt of such Net Cash Proceeds such reinvestment transactions shall have been consummated (which Borrower shall deliver to the Administrative Agent a certificate from a Financial Officer setting forth the estimates of the proceeds to be so expended and a description of the intended use of such proceeds); provided that, if Borrower or such other Loan Party enters into binding definitive agreements to reinvest such Net Cash Proceeds in operating assets of any Loan Party within 365 days of the receipt thereof, such Loan Party thereof shall be permitted to consummate such reinvestment on or prior to the date that is 180 days after the date on which such binding definitive documents are entered into; and provided further, however, that any Net Cash Proceeds not reinvested in accordance with the terms of, and within the time frames set forth in, this Section 2.7(b)(iv) shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.7(b)(iv).

(v)Upon and at all times after the issuance of a Term Loan under this Agreement, not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Loan Party, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.7(b)(vi); provided that Borrower shall not be required to make a prepayment in accordance with this Section 2.7(b)(v) if and to the extent that Borrower elects (as notified by Borrower to the Administrative Agent in writing within 15 days after the date of such Casualty Event), and so long as no Event of Default shall have occurred and be continuing, to use such Net Cash Proceeds to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in fixed or capital assets of any Loan Party, no later than 365 days following the date of receipt of such proceeds (which Borrower shall deliver to the Administrative Agent a certificate from a Financial Officer setting forth the estimates of the proceeds to be so expended and a description of the intended use of such proceeds); provided further that, if Borrower or such other Loan Party enters into binding definitive agreements to reinvest such Net Cash Proceeds in operating assets of any Loan Party within 365 days of the receipt thereof, such Loan Party thereof shall be permitted to consummate such reinvestment on or prior to the date that is 180 days after the date on which such binding definitive documents are entered into; and provided further, however, that any Net Cash Proceeds not applied or reinvested in accordance with the terms of, and within the time frames set forth in, this Section 2.10(b)(v) shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.10(b)(v).
(vi)Prepayments of Loans under this Section 2.7(b) shall be applied (A) first to the next eight scheduled amortization payments for Term Loan Borrowings, if any, in direct order of maturity and thereafter to the remaining amortization payments for Term Loan Borrowings on a pro rata basis and (B) second, to Revolving Loan Borrowings, including Swing Line Borrowings, on a pro rata basis until repaid in full.  Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, Revolving Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 3.3.
(c)Unless Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of SOFR Loans in the order in which their Interest Periods expire.
(d)Any amount of Revolving Loans and Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
(e)Notwithstanding anything in any Loan Document to the contrary, any amount of Term Loans paid, repaid or prepaid on or before the Term Loan Maturity Date may not be reborrowed.
Section 2.8Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration upon Administrative Agent’s written notice to Borrower (other than with respect to any Event of Default described in Section 8.1(j) or (k), in which case no notice shall be required), Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all amounts overdue or outstanding at a rate per annum equal to (i) with respect to any Loan, a rate per annum equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.2(a) or Section 2.2(b), as applicable, and (ii) with respect to any other amount, a rate per annum equal to 2.00% per annum above the rate that would be applicable to such other amount (the “Default Rate”); provided, that in the absence of acceleration, the implementation of the Default Rate pursuant to this Section shall be made at the election of Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to Borrower; provided further that if any Event of Default pursuant to Section 8.1(j) or Section 8.1(k) shall have occurred, all interest, fees, or other amounts owed hereunder shall thereafter automatically bear interest at a rate per annum equal to the Default Rate.  While any Event of Default exists or after acceleration, interest shall be paid on demand of Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.9Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower for the account of the Lenders and each Lender’s share thereof.
(c)The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.
(d)Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit C-1 (in the case of its Term Loans and referred to herein as a “Term Note”), Exhibit C-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or Exhibit C-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment, or Swing Line Sublimit, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.10) be represented by one or more Notes payable to the payee named therein or its registered assigns pursuant to Section 11.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.10Fees.
(a)Revolving Credit Commitment Fee.  Borrower shall pay to Administrative Agent for the ratable account of the Revolving Lenders in accordance with their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b)Administrative Agent Fees.  Borrower shall pay to Administrative Agent, for its own use and benefit, the fees agreed to between Administrative Agent and Borrower in the Mandate Letter, or as otherwise agreed to in writing between them.
(c)Upfront Fee.  On the Closing Date, Borrower shall pay to each Lender, for its own use and benefit, a non-refundable upfront Participation Fee (as defined in the Mandate Letter) agreed to between Administrative Agent and Borrower in the Mandate Letter.
Section 2.11Place and Application of Payments.  All payments of principal of and interest on the Loans, and of all other Obligations payable by Borrower under this Agreement and the other Loan Documents, shall be made by Borrower to Administrative Agent by no later than 12:00 Noon on the due date thereof at the office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), for the benefit of the Lender(s) entitled thereto.  Any payments received after such time shall be deemed to have been received by Administrative Agent on the next U.S. Government Securities Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set off or counterclaim.  Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans in which the Lenders have purchased participating interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date two (2) U.S. Government Securities Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) U.S. Government Securities Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including Section 2.7(b)), all payments and collections received in respect of the Obligations, Funds Transfer and Deposit

Account Liability and Hedging Liability by Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to Administrative Agent and distributed as follows:

(a)first, to the payment of any outstanding costs and expenses incurred by Administrative Agent, and any security trustee therefor, in enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which Borrower has agreed to pay Administrative Agent under Section 11.14 (such funds to be retained by Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to Administrative Agent);
(b)second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)third, to the payment of principal on the Term Loans, Revolving Loans, Swing Loans, Funds Transfer and Deposit Account Liability and Hedging Liability (provided that funds from any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Borrower and its Subsidiaries under, in connection with or guaranteed by the Loan Documents (including Funds Transfer and Deposit Account Liability) (provided that funds from any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(e)finally, to Borrower or whoever else may be lawfully entitled thereto.
Section 2.12[Reserved].
Section 2.13Commitment Terminations.
(a)Optional Revolving Credit Terminations.  Borrower shall have the right at any time and from time to time, upon five (5) U.S. Government Securities Business Days prior written notice to Administrative Agent (or such shorter period of time agreed to by Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than, and in multiples of, $10,000,000 and (ii) allocated ratably among the Revolving Lenders in proportion to their respective Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and Swing Loans.  Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount.  Administrative Agent shall give prompt notice to each Revolving Lender of any such termination of the Revolving Credit Commitments.
(b)Any termination of the Commitments pursuant to this Section 2.13 may not be reinstated.
Section 2.14[Reserved].
Section 2.15Defaulting Lenders.
(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.15 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the applicable conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Loans are held by the Lenders pro rata in accordance with the commitments under the applicable facility without giving effect to clause (a)(iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.  No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of Revolving Loans and Unused Revolving Credit Commitments of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 11.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(c)Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure.
(d)Defaulting Lender Cure.  If Borrower, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans, as applicable, to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)New Swing Loans.  So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan.
Section 2.16Increase to Commitments
(a)In the event that Borrower wishes to increase the total Commitments at any time after the Closing Date and prior to the Final Maturity Date when no Default or Event of Default has occurred and is continuing (or would result from such increase) it shall notify Administrative Agent in writing the amount (the “Credit Commitment Offered Increase Amount”) of such proposed increase (such notice a “Credit Commitment Increase Notice”) in a minimum amount equal to $10,000,000.  Borrower may request, with the consent of the Administrative Agent and, if such proposed increase is to the Revolving Credit Commitments, the Swing Line Lender, but without the consent of any Lender whose commitment is not being increased, increases to the Commitments on only four (4) occasions and such increases may only be made up to a cumulative aggregate principal amount of $400,000,000.  Such increases to the total Commitments can be in the form of additional Revolving Credit Commitments or new Incremental Term Loan Commitments and shall be set forth in separate definitive documentation to be mutually agreed between the Administrative Agent, Borrower and the Lenders providing such additional Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable (such documentation, the “Incremental Amendment Documentation”).  The Credit Commitment Increase Notice shall specify the proposed Credit Commitment Offered Increase Amount, whether the proposed increase is for additional Revolving Credit Commitments or Incremental Term Loan Commitments and, with respect to additional Revolving Credit Commitments, the proposed effective date of such additional Revolving Credit Commitments or, with respect to Incremental Term Loan Commitments, the proposed issue date for such additional Term Loans pursuant to such Incremental Term Loan Commitments (each such date, the “Credit Commitment Increase Effective Date”), and shall be accompanied by a certificate executed by one or more duly authorized officers of Borrower stating that (i) no Default or Event of Default has occurred and is continuing prior to, or immediately after giving effect to, such increase and (ii) Borrower is in pro forma compliance with the financial covenants contained in Section 7.16 after giving effect to the incurrence of any such increase (and assuming that the commitments under such increase are fully drawn) and any Permitted Acquisition, refinancing of debt or other event giving rise to a pro forma adjustment in connection with such increase.  The Credit Commitment Offered Increase Amount shall constitute an offer only to each of the existing Lenders and does not require the existing Lenders to participate.
(b)Each existing Lender shall be provided a period of ten (10) Business Days following receipt of the Credit Commitment Increase Notice to notify Borrower of its desired amount, if any, of such requested additional Revolving Credit Commitments or new Incremental Term Loan Commitments, as applicable, and, if the aggregate principal amount requested by the existing Lenders shall exceed the Credit Commitment Offered Increase Amount, then such additional Commitments of such Lenders shall be allocated on a pro rata basis according to such Lenders’ Percentage applicable to the Type of increase requested.  Any Lender which accepts the offer to increase its total Commitment pursuant to Section 2.16(a) shall, in each case, execute a Credit Commitment Increase Supplement with Borrower, the Administrative Agent and, if the increase is to the Revolving Credit Commitments, the Swing Line Lender substantially in the form of Exhibit G whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased.  No Lender shall have any obligation, expressed or implied, to increase the amount of its total Commitment.  Only the consent of each Lender increasing its Commitment shall be required for an increase in the amount of the aggregate Commitments pursuant to this Section 2.16.  No Lender which elects not to increase the amount of its Commitment may be replaced in respect to its Commitment as a result thereof without such Lenders’ consent.  If necessary, other eligible financial institutions and investors acceptable to the Administrative Agent and, if the increase is to the Revolving Credit Commitments, the Swing Line Lender may become Lenders hereunder to accommodate the requested increases to the Commitment.
(c)If any Revolving Lender’s Revolving Credit Commitment is increased pursuant to this Section 2.16, additional Revolving Loans made on or after the effectiveness thereof (the “Revolving Credit Commitment Re-Allocation Date”) shall be made pro rata based upon the Pro Rata Share calculated for each Revolving Lender based on its Percentage in effect on and after such initial Revolving Credit Commitment Re-Allocation Date except to the extent that any such pro rata borrowings would result in any Revolving Lender making an aggregate principal amount of Revolving Loans in excess of its Revolving Credit Commitment in which case such excess amount shall be allocated to, and made by, such Revolving Lender with such increased Revolving Credit Commitments to the extent of, and pro rata based on, their respective Revolving Credit Commitments otherwise available, and continuation of SOFR Loans outstanding on such Revolving Credit Commitment Re-Allocation Date shall be effected by repayment of such SOFR Loans on the last day of the Interest Period applicable thereto and the making of new SOFR Loans pro rata based on such new Pro Rata Shares calculated for each Revolving Lender based on its Percentage.  In the event that on any such Revolving Credit Commitment Re-Allocation Date there is an unpaid principal amount of a Base Rate Loan, Borrower shall make prepayments thereof and borrowings of Base Rate Loans, so that, after giving effect thereto, the Base Rate Loans outstanding are held pro rata based on such new Pro Rata Shares calculated for each Revolving Lender based on its Percentage.  In the event that on any such Revolving Credit Commitment Re-Allocation Date there is an unpaid principal amount of SOFR Loan, such SOFR Loan shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless Borrower elects to prepay any thereof and in accordance with the applicable provisions of this Agreement), and interest on and repayments of such SOFR Loans will be paid thereon to the respective Revolving Lender holding such SOFR Loan pro rata based upon the respective principal amounts thereof outstanding.  In the case of each increase to the Revolving Credit Commitments hereunder, all terms and conditions applicable to such increases shall be identical to the terms and conditions (except with respect to any upfront fees) applicable to the Revolving Credit Commitments hereunder on the Closing Date (it being understood that, to the extent that Borrower or any Revolving Lender desires to add any financial maintenance covenant for the benefit of any increase to the Revolving Credit Commitments, no consent shall be required from the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of all Revolving Credit Commitments).
(d)If Borrower has requested increases pursuant to this Section 2.16 in the form of Incremental Term Loan Commitments, such additional Term Loans shall be term loan A Loans and shall have the pricing, interest rate margins, rate floors, discounts, premiums, conditions precedent (subject to Section 2.16(e)), fees and maturity and amortization schedule as set forth in the Incremental Amendment Documentation for such additional Term Loans as determined by Borrower and the lenders thereunder; provided that the maturity date of any such additional Term Loan shall be no earlier than the Term Loan Maturity Date and the weighted average life of such additional Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing Term Loans hereunder; provided further that, if the applicable interest rate relating to any such additional Term Loan exceeds the applicable interest rate relating to any of the Term Loans then outstanding, if any, hereunder by more than 0.50% (the “MFN Margin”) the applicable interest rate relating to the Term Loans then outstanding shall be adjusted to be equal to the applicable interest rate relating to such additional Term Loan minus the MFN Margin at such time; provided however that in determining such applicable interest rates, the original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by Borrower to the Lenders in the initial primary syndication of such additional Term Loan (but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with Lenders providing such additional Term Loan) shall be included and equated to the interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity).  All other terms with respect to such additional Term Loans shall be identical to the terms applicable to the initial Term Loans hereunder issued on the Closing Date unless such alternate terms are reasonably satisfactory to the Administrative Agent and Borrower (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any additional Term Loan, no consent shall be required from the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of the then existing Term Loans hereunder).
(e)Administrative Agent shall have received on or prior to the Credit Commitment Increase Effective Date, for the benefit of the Lenders, (i) certified copies of resolutions of the Board of Directors of Borrower authorizing Borrower to borrow the Credit Commitment Offered Increase Amount, (ii) Term Note(s) and/or Revolving Note(s), as applicable, duly executed by Borrower and properly reflecting the increase in the Commitments, (iii) the Administrative Agent shall have received a certificate executed by one or more duly authorized officers of Borrower stating that the conditions set forth in this clause (f) have been satisfied and (iv) any other documents or instruments as may be requested by Administrative Agent; provided that, immediately prior to and after giving effect to such increased Commitments and, if applicable, the issuance of the additional Term Loans in accordance with such new Incremental Term Loan Commitments, (x) no Default or Event of Default shall have occurred and be continuing, (y) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.16, such determination of pro forma compliance to be based on the then outstanding principal amount of Loans and (z) each of the other conditions precedent set forth in Section 4.2 shall have been satisfied (with each reference to “Credit Event” therein deemed to refer to both the effectiveness of the increase in the Commitment and any Loans borrowed on such date).
(f)Upon Borrower’s compliance with the foregoing, Administrative Agent shall provide written notice of such increase in the Commitments to Borrower and the Lenders, and the Commitments and Percentages of the Lenders as set forth on Schedule 1 hereto shall be automatically adjusted in accordance with such notice, without the need for any further action by any Lender and all such increases in Commitments shall constitute Obligations of Borrower and shall be guaranteed with the other Loans and Commitments hereunder on a pari passu basis.

(g)The proceeds of any increases in the Revolving Credit Commitments pursuant to this Section 2.16 shall be used solely for the purposes set forth in Section 5.4 for Revolving Credit Commitments hereunder and the proceeds of any Incremental Term Loan Commitments obtained pursuant to this Section 2.16 shall be used as set forth in the applicable Incremental Amendment Documentation therefor.
Section 3.Taxes; Change in Circumstances.
Section 3.1Withholding Taxes.
(a)Payments Free of Withholding.  Except as required by applicable Laws, each payment by any Loan Party under this Agreement or the other Loan Documents shall be made without deduction or withholding for or on account of any Taxes.  If any such deduction or withholding is required by applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent), then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws before penalties attach thereto or interest accrues thereon, and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender or the Administrative Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties shall jointly and severally indemnify each Lender and the Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributed to amounts payable under this Section 3.1) payable or paid by such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If a Loan Party pays any Taxes pursuant to this Section 3.1, it shall deliver official Tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
(b)U.S. Withholding Tax Exemptions.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent and at the time or times prescribed by applicable Laws, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent or prescribed by applicable Laws as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the

Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(b)(i) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, submit to Borrower and Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) two duly completed and signed copies of (i) either Form W-8BEN or W-8BEN-E, as applicable (relating to such Lender and entitling it to a complete exemption from, or reduction of, withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service (or successor forms), (ii) solely if such Lender is claiming exemption from United States withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN or W-8BEN-E, as applicable, or any successor form prescribed by the Internal Revenue Service, and a certificate satisfactory to the Administrative Agent representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code) (a “U.S. Tax Compliance Certificate”), or (iii) to the extent such Lender is not the beneficial owner, Form W-8IMY, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable (or applicable successor forms); provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.
(ii)Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made
(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(c)Updated Forms.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.
(d)Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the

Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
Section 3.2Other Taxes.  The Loan Parties agree to timely pay to the relevant Governmental Authority, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in the event any such Taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
Section 3.3Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including any loss, cost or expense by reason of the liquidation, re-deployment or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
(a)any payment, prepayment or conversion of a SOFR Loan or Swing Loan on a date other than the last day of its Interest Period,
(b)any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a SOFR Loan or Swing Loan, or to convert a Base Rate Loan into a SOFR Loan or Swing Loan on the date specified in a notice given pursuant to Section 2.4(a) or 2.5,
(c)any failure by Borrower to make any payment of principal on any SOFR Loan or Swing Loan when due (whether by acceleration or otherwise), or
(d)any acceleration of the maturity of a SOFR Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, Borrower shall pay to such Lender such amount as will reimburse such Lender for such actual loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 3.4Change in Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Lender in good faith determines that any Change in Law makes it unlawful for such Lender to make or continue to maintain any SOFR Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower (which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to SOFR Loans generally or only to Interest Periods of a particular duration)) and after the giving of such notice (i) such Lender’s obligations to make or maintain SOFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain SOFR Loans and (ii) each outstanding SOFR Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a SOFR Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan, which shall be determined without reference to clause (c) of the definition of “Base Rate”.

Section 3.5Inability to Determine Rates.  If on or prior to the first day of any Interest Period for any Borrowing of SOFR Loans:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loans, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.3.
Section 3.6Increased Cost.
(a)Increased Cost Generally. If any Change in Law shall:
(i)Impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender;
(ii)subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clause (b) through (d) of the definition of Excluded Taxes) on its loans,

loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintain any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender in accordance with clause (c) below, other recipient, the Borrower will pay to such Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.
Section 3.7Mitigation Obligations; Replacement of Lenders.
(a)Lending Offices.  Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided, that if a Lender at its option designates an alternative lending office or branch as described above, to the extent such designation would at the time of such redesignation require the Borrower to pay any amounts pursuant to Section 3.1. or 3.6 hereof in excess of that for which the Borrower would have already been liable had such alternative office or branch not been used, the Borrower shall not be liable for such increased amounts. If any Lender requests compensation under Section 3.6, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable to Section 3.1 or 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.6, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.6 or Section 3.1) and obligations under this Agreement and the related Loan Documents to a Person meeting the relevant qualifications under Section 11.10 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.10(a)(iv);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.3 as though such amounts were a prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8Effect of Benchmark Transition.  Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)Benchmark Replacement.  If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR (plus the applicable Benchmark Replacement Adjustment), all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and the commencement of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non- representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or is no longer subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 3.9Sustainability Adjustments.
(a)ESG Amendments.  After the Closing Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrower and its Subsidiaries and, in connection therewith, propose a Sustainability Assurance Provider for the approval (such approval not to be unreasonably withheld, conditioned or delayed) of the Sustainability Structuring Agent. Notwithstanding anything in Section 11.11 to the contrary, the Sustainability Structuring Agent, the Borrower, the Administrative Agent and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs, related reporting requirements, delivery requirements and certifications and other related provisions, including any proposed incentives and penalties for compliance and noncompliance, respectively (collectively, the “ESG Pricing Provisions”), into this Agreement, and any such amendment shall become effective and binding on all of the parties to this Agreement and the other applicable Loan Documents on the date such amendment is executed and delivered by each of the Sustainability Structuring Agent, the Borrower, the Administrative Agent and the Required Lenders.  Upon effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments to the Applicable Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase or decrease of more than (x) 1 basis point per annum with respect to the Applicable Margin for commitment fees payable under Section 2.10 and (y) 5 basis points per annum with respect to any Applicable Margin for Revolving Loans, and, in any event, no such adjustments shall be cumulative year-over-year adjustments; provided further that in no event shall any Applicable Margin be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrower and the Sustainability Structuring Agent (each acting reasonably).  Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin to a level otherwise permitted by this Section shall be subject only to the consent of the Required Lenders.
(b)Sustainability Structuring Agent.  The Sustainability Structuring Agent will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.
(c)Sustainability Assurance Provider.  The ESG Amendment shall (i) set forth the KPIs and the ESG Pricing Provisions, (ii) shall identify a sustainability assurance provider (the “Sustainability Assurance Provider”), which shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise (in each case in the Borrower’s reasonable judgment), such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, and (iii) may contain provisions relating thereto, including, without limitation, the provisions described in this Section 3.9 and provisions setting forth indemnities and other protections for the benefit of the Sustainability Structuring Agent.
Section 4.Conditions Precedent.
Section 4.1Initial Credit Event.  The obligation of each Lender to participate in the initial Credit Event hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:
(a)Administrative Agent shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Administrative Agent, and (iii) in form and substance satisfactory to Administrative Agent:
(i)this Agreement and the other applicable Loan Documents duly executed by Borrower and its Subsidiaries, as Guarantors, and the Lenders;
(ii)if requested by any Lender, such Lender’s duly executed Notes of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.9;
(iii)evidence of insurance required to be maintained under the Loan Documents;

(iv)copies of Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by an Authorized Representative;
(v)copies of resolutions of Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and each Guarantor’s behalf, all certified in each instance by an Authorized Representative;
(vi)copies of the certificates of good standing for Borrower and each Guarantor (dated no earlier than 5 Business Days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
(vii)a list of Borrower’s Authorized Representatives;
(viii)financing statement, tax, and judgment lien search results against the Property of Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 7.2;
(ix)the favorable written opinion of counsel to Borrower and each Guarantor in form and substance satisfactory to the Administrative Agent;
(x)a fully executed Internal Revenue Service Form W-9 for Borrower and each Guarantor;
(xi)a Solvency Certificate, duly executed by a Financial Officer, certifying as to the matters set forth therein and dated as of the Closing Date;
(xii)a certificate of a Responsible Officer of Borrower certifying that Borrower and its Subsidiaries will have no outstanding indebtedness other than that which has been previously disclosed and agreed to by the Administrative Agent; and
(xiii)such other agreements, instruments, documents, certificates, and opinions as Administrative Agent may reasonably request.
(b)the initial fees called for by Section 2.10, and all other fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder, shall have been paid;
(c)at least fifteen (15) business days prior to the Closing Date the Administrative Agent shall have received, and the Lenders shall have received within a reasonable time prior to syndication, all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation the USA PATRIOT Act;

(d)at least five (5) days prior to the Closing Date, Borrower, if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver to each Lender that so requests a Beneficial Ownership Certification in relation to it; and
(e)the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Administrative Agent and the Lenders.
Section 4.2All Credit Events.  The obligation of each Lender to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:
(a)each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct as of such earlier date;
(b)no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)in the case of a Borrowing Administrative Agent shall have received the notice required by Section 2.4; and
(d)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Administrative Agent or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), inclusive, of this Section; provided, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 5.Representations and Warranties.

Borrower represents and warrants to Administrative Agent and the Lenders as follows:

Section 5.1Organization and Qualification.  Borrower is (a) duly organized or formed, validly existing, and in good standing as a corporation under the laws of the State of Minnesota and is not an Affected Financial Institution, (b) has full and adequate power to own or lease all of its Property and assets and carry on its business as it is now being conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2Subsidiaries.  Each Subsidiary (a) is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and each is not an Affected Financial Institution, (b) has full and adequate power to own or lease all of its Property and assets and carry on its business as it is now being conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Schedule 5.2 (as supplemented from time to time) hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.
Section 5.3Authority and Validity of Obligations.  Borrower has full right, power, consent, approval and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right, power, consent, approval and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture, covenant or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary.
Section 5.4Use of Proceeds; Margin Stock.  Borrower shall use the proceeds of the Revolving Credit on the Closing Date to refinance the Existing Credit Agreement and for the payment of fees and expenses in connection therewith and with the closing of this Agreement.

Borrower shall use the proceeds of the Revolving Credit after the Closing Date for its general working capital purposes, for Permitted Acquisitions and for such other legal and proper purposes as are consistent with all applicable laws.  Borrower shall use the proceeds of any Term Loans as set forth in the applicable Incremental Amendment Documentation therefor.  Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5Financial Reports.  The consolidated balance sheet of Borrower and its Subsidiaries as at June 30, 2022, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, heretofore furnished to Administrative Agent and the Lenders, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at June 30, 2022 and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 5.5.
Section 5.6No Material Adverse Change.  Since June 30, 2022, there has been no change in the business, condition (financial or otherwise), operations, performance, assets, properties, liabilities, or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.7Full Disclosure.
(a)The statements and information furnished to Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Administrative Agent and the Lenders acknowledging that as to any projections furnished to Administrative Agent and the Lenders, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable.  There is no fact peculiar to Borrower or any Subsidiary that Borrower has not disclosed to the Administrative Agent in writing that materially adversely affects Borrower or its Subsidiaries nor, so far as Borrower now can reasonably foresee, is reasonably likely to have a Material Adverse Effect.
(b)The information included in the most recently delivered Beneficial Ownership Certification to the Administrative Agent is true and correct in all respects.

(c)Borrower is not an entity whose assets are deemed to be “plan assets” (within the meaning of the Plan Asset Regulations).
Section 5.8Intellectual Property, Franchises, and Licenses.  Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known material conflict with any material patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 5.9Governmental Authority and Licensing.  Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of Borrower, threatened.
Section 5.10Good Title.  Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.
Section 5.11Litigation and Other Controversies.  There is no litigation, Bail-In Legislation, or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.12Taxes.  All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except (a) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, or (b) where the aggregate amount of such taxes, assessments, fees and other governmental charges is less than $250,000.  Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.
Section 5.13Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14Affiliate Transactions.  Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than any such contracts or agreements with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 5.15Investment Company.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.16ERISA.  Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in part 6 of Subtitle B of Title I of ERISA.  As of the Closing Date, Borrower is not and will not be using “plan assets” (within the meaning of the Plan Asset Regulation) of one or more Benefit Plans in connection with the Loans or the Commitments.
Section 5.17Labor Matters.  Neither Borrower nor any of its Subsidiaries is involved in any labor dispute or any other labor matter, including without limitation the termination of any labor contract, which would reasonably be expected to have a Material Adverse Effect.
Section 5.18Compliance with Laws.
(a)Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that:  (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals, permits and authorizations required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property;

(iv) none of the Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.
Section 5.19Anti-Corruption Laws and Sanctions.  Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, its agents, are in compliance with Anti-Corruption Laws, applicable Sanctions, and Anti-Money Laundering Laws.  None of (a) Borrower, any Subsidiary or any Affiliate thereof, or any of any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower, is a Sanctioned Person.  No Borrowing, use of proceeds or transaction contemplated by this Agreement will result in a violation by any party hereto of Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws applicable to the party.
Section 5.20Other Agreements.  Neither Borrower nor any Subsidiary is (i) in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect or (ii) party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect.
Section 5.21Solvency.  Borrower and each of its Subsidiaries, individually and taken in the aggregate, are Solvent.
Section 5.22No Default.  No Default or Event of Default has occurred and is continuing.
Section 5.23No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Administrative Agent and the Lenders against, and agrees that it will hold Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees, expenses and disbursements) arising in connection with any such claim, demand, or liability.

Section 6.Affirmative Covenants.

Borrower agrees that, so long as any credit is available to or in use by Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 11.11:

Section 6.1Maintenance of Business.  Borrower shall, and shall cause each Subsidiary (except any Immaterial Subsidiary) to, preserve and maintain its existence in its jurisdiction of organization as of the Closing Date, except as otherwise provided in Section 7.4(c).  Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, consents, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 6.2Maintenance of Properties.  Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.
Section 6.3Taxes and Assessments.  Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 6.4Insurance.  Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies acceptable to Administrative Agent in its discretion, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including business interruption, employers’ and public liability risks) with good and responsible insurance companies acceptable to Administrative Agent in its discretion and to the extent usually insured by Persons similarly situated and conducting similar businesses.  Borrower shall, upon the request of Administrative Agent, furnish to Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
Section 6.5Financial Reports.  Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to

Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to Administrative Agent and the Lenders:

(a)as soon as available, and in any event no later than 45 days after the last day of the first 3 fiscal quarters of each fiscal year of Borrower, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of Borrower acceptable to Administrative Agent;
(b)as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Borrower, a copy of the audited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the audited consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of KMPG LLP or another firm of independent public accountants of recognized national standing, selected by Borrower and reasonably satisfactory to Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
(c)as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Budget”);
(d)within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;
(e)promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants and any other information and reports as may be reasonably requested by the Administrative Agent;
(f)promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
(g)promptly after receipt thereof, a copy of each audit (excluding routine audits by the Drug Enforcement Administration, the Centers for Disease Control and Prevention, the U.S. Department of Agriculture or the U.S. Food and Drug Administration) made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;
(h)promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) the occurrence of any Default or Event of Default hereunder or (iv) any change in the information provided in the most recently delivered Beneficial Ownership Certification to the Administrative Agent along with an updated Beneficial Ownership Certification reflecting such change;
(i)with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written compliance certificate in the form attached hereto as Exhibit D signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting the financial covenants set forth in Section 7.16 and, in the case of the compliance certificate delivered pursuant to subsection (a) above, a certification as to all Immaterial Subsidiaries; and
(j)upon the request of the Administrative Agent, Borrower will promptly furnish (i) such other information regarding compliance with the terms of the Loan Documents as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation or applicable “know your customer” requirements under the USA PATRIOT Act or other applicable Anti-Money Laundering laws.

Information required to be delivered or forwarded pursuant to this Section shall be deemed to have been delivered or forwarded if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the electronic data room or other electronic platform to which the Lenders have been granted access or shall be publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Borrower.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 6.6Books; Records; Inspection.  Borrower shall, and shall cause each Subsidiary to, keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects, and permit Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Administrative Agent and such Lenders the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.
Section 6.7ERISA.  Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  Borrower shall, and shall cause each Subsidiary to, promptly notify Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.
Section 6.8Compliance with Laws.
(a)Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (including, without limitation, all environmental laws and health industry related regulations).
(b)Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises:  (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other corrective or response action necessary to remove, remediate, clean up, corrective or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Administrative Agent any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance or corrective actions or other requirements of any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.
(c)Borrower will ensure that its assets are not deemed to constitute “plan assets” (within the meaning of the Plan Asset Regulations).
Section 6.9Compliance with Anti-Corruption Laws, Sanctions, etc.
(a)Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and applicable Sanctions.
(b)Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and Sanctions applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws (to the extent applicable) and Sanctions applicable to such Subsidiary.

(c)Borrower shall provide Administrative Agent and the Lenders any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Administrative Agent and the Lenders to comply with all Sanctions and Anti-Money Laundering Laws applicable to the Administrative Agent and the Lenders; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.
(d)If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List or otherwise is considered a Sanctioned Person (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List or otherwise considered a Sanctioned Person is located within the jurisdiction of the United States of America), including the Sanctions, and Borrower hereby authorizes and consents to Administrative Agent and the Lenders taking any and all steps Administrative Agent or the Lenders deem necessary, in their sole discretion, to avoid violation of all applicable Laws with respect to any such OFAC Event, including the requirements of the Sanctions (including, without limitation, the freezing and/or blocking of assets and reporting such action to OFAC).
Section 6.10Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Domestic Subsidiary (other than an Immaterial Subsidiary), Borrower shall provide Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).
Section 6.11Use of Proceeds; Margin Stock.  Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.  Borrower shall not request any Borrowing, and Borrower shall not use nor lend, contribute, or otherwise make available to any other Person, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use nor lend, contribute, or otherwise make available to any other Person, the proceeds of any Borrowing in (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment of giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or, except as otherwise authorized by OFAC or BIS, in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto or reasonably could cause any party hereto to become a Sanctioned Person.  Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 6.12Guaranties.

(a)Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect Domestic Subsidiary (excluding Immaterial Subsidiaries) of Borrower pursuant to Section 10 or pursuant to one or more guaranty agreements in form and substance acceptable to Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 10) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
(b)Further Assurances.  Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as Administrative Agent or the Required Lenders may reasonably request.  In the event Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Section 6.12(a) above, Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute and deliver an Additional Guarantor Supplement in the form called for by Section 10 or a separate Guaranty, and Borrower shall also deliver to Administrative Agent, or cause such Subsidiary to deliver to Administrative Agent, at Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by Administrative Agent in connection therewith.

Notwithstanding anything herein to the contrary, if any Subsidiary that is not a Guarantor (including any Immaterial Subsidiary or any Foreign Subsidiary) provides a Guarantee in respect of any Permitted Convertible Notes, Permitted Senior Notes or any other Indebtedness For Borrowed Money having an outstanding principal amount in excess of $25,000,000 of Borrower or any other Subsidiary, Borrower shall cause such Subsidiary to, concurrent with providing the Guarantee in respect of such indebtedness, become a Guarantor in accordance with this Section 6.12; provided that such Subsidiary shall not be required to comply with this Section 6.12 if the Administrative Agent and Borrower determine that the cost or burden or other consequences (including tax consequences) of compliance therewith is excessive in relation to the practical benefit afforded thereby.

Section 7.Negative Covenants.
Section 7.1Borrowings and Guaranties.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, that the foregoing shall not restrict nor operate to prevent (without duplication so that indebtedness that meets any one of the exceptions below shall not count against any other exception below):

(a)the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of Borrower and its Subsidiaries owing to Administrative Agent and the Lenders (and their Affiliates);
(b)purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;
(c)indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition, which indebtedness exists at the time such Person becomes a Subsidiary (other than indebtedness incurred in contemplation of such Person becoming a Subsidiary) in an aggregate amount not greater than $25,000,000;
(d)obligations of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(e)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(f)intercompany advances and indebtedness from time to time owing by any Subsidiary to Borrower or another Subsidiary or by Borrower to a Subsidiary in the ordinary course of business to finance working capital needs, in connection with a Permitted Acquisition;
(g)indebtedness secured by Liens to the extent permitted under Section 7.2;
(h)indebtedness existing on the date hereof and set forth in Schedule 7.1 and any extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof;
(i)(i) Permitted Convertible Notes, Permitted Senior Notes or any combination of the foregoing, in an aggregate principal amount not to exceed $600,000,000 at any time outstanding; provided that (A) at the time of the incurrence thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (B) Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of Borrower certifying that all the requirements set forth in this subclause (i) and in the applicable definitions thereof have been satisfied with respect to such indebtedness, and (ii) any Refinancing Indebtedness in respect of any indebtedness incurred pursuant to this clause (i);
(j)any earn-out obligation, contingent post-closing purchase price adjustments or indemnification payments (i) in existence on the Closing Date and (ii) in connection with any other Permitted Acquisition consummated after the Closing Date, to the extent classified as a liability on the balance sheet of such Person in conformity with GAAP, so long as Borrower is in pro forma compliance with respect to the financial covenants contained in Section 7.16; and

(k)unsecured indebtedness of Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.
Section 7.2Liens.  Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, that the foregoing shall not apply to nor operate to prevent:
(a)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;
(d)Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(e)Liens on the assets of a Subsidiary in connection with indebtedness permitted by Section 7.1(c);
(f)any interest or title of a lessor under any operating lease;
(g)Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(h)easements, rights of way, restrictions, and other similar encumbrances affecting real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(i)other Liens not described above securing debt or other obligations in an aggregate outstanding amount not to exceed $2,000,000 at any time.
Section 7.3Investments, Acquisitions, Loans and Advances.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:
(a)investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
(b)investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;
(c)investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
(d)investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e)investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
(f)Borrower’s investment existing on the date of this Agreement in its Subsidiaries or Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;
(g)intercompany advances made from time to time by Borrower or a Subsidiary to another Subsidiary or by a Subsidiary to Borrower in the ordinary course of business to finance working capital needs;
(h)Permitted Acquisitions provided that Borrower shall be the surviving entity after any said Permitted Acquisition;
(i)Repurchases of shares of Borrower pursuant to its approved Share Repurchase Plan provided that Borrower shall achieve a pro forma Total Leverage Ratio of not greater than 3.00 to 1.00 after any such repurchase;

(j)investments permitted by the Approved Investment Policy; and
(k)other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4Mergers, Consolidations and Sales.  Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation, consolidation, arrangement or reorganization or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:
(a)the sale or lease of inventory in the ordinary course of business;
(b)the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business or in connection with a Permitted Acquisition;
(c)the merger of any Subsidiary with and into Borrower or any other Subsidiary; provided that, in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;
(d)the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
(e)the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;
(f)a merger of Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;
(g)the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) for Borrower and its Subsidiaries during any fiscal year of Borrower in an aggregate amount less than 5% of Total Assets as of the first day of such fiscal year; and
(h)the dissolution of any Immaterial Subsidiary; provided that (i) no Default or Event of Default then exists or would result from any such dissolution and (ii) such dissolutions, individually or in the aggregate, do not have, and could not reasonably be expected to have, a Material Adverse Effect.

Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Administrative Agent, and in the event that any Loan Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Administrative Agent as required above), any limited liability companies formed as a result of such division (including all series thereof) shall be required to comply with the obligations set forth in this Agreement and the other Loan Documents and the further assurances obligations included in any Loan Document (including Section 6.12 above) and become a Borrower or Guarantor (as required by Administrative Agent).

Section 7.5Maintenance of Subsidiaries.  Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Sections 7.3(f), 7.3(k), 7.4(b), 7.4(c) or 7.4(h) above.
Section 7.6Dividends and Certain Other Restricted Payments.  Borrower shall not, nor shall it permit any Subsidiary to, (a) make any distributions by Borrower or a Domestic Subsidiary to a Foreign Subsidiary, or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to Borrower, by any Foreign Subsidiary to another Foreign Subsidiary, by any Foreign Subsidiary to a Domestic Subsidiary or by any Domestic Subsidiary to another Domestic Subsidiary or (ii) (A) Borrower making cash payments in lieu of fractional shares upon conversions of Permitted Convertible Notes pursuant to the terms thereof or (B) Borrower making cash payments in lieu of the issuance of fractional shares representing insignificant interests in Borrower in connection with (x) any dividend, split or combination of its equity interests, (y) the exercise of warrants, options or other securities convertible into or exchangeable for equity interests in Borrower or (z) repurchases of shares of Borrower permitted under Section 7.3(i).  At any time during a Default or an Event of Default, Borrower shall not, nor shall it permit any Subsidiary to, declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests.
Section 7.7Burdensome Contracts With Affiliates.  Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
Section 7.8No Changes in Fiscal Year.  The fiscal year of Borrower and its Domestic Subsidiaries ends on June 30 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.9Change in the Nature of Business.  Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
Section 7.10Amendments to Organization Documents; Material Agreements.  Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or waive in any material respect any term or provision of (a) its Articles of Incorporation, By-Laws, Operating Agreement or other organizational documents to the extent that any such amendment, modification or waiver would be materially adverse to the interests of the Lenders or (b) any Material Agreement in a manner that (i) is materially adverse to Borrower or any of its Subsidiaries, the Administrative Agent or any Lender or (ii) could reasonably be expected to have a Material Adverse Effect.
Section 7.11No Negative Pledges.  Except with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements) neither Borrower nor any Subsidiary shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
Section 7.12Subordinated Debt and other Debt.  Without the prior written consent of Required Lenders, Borrower shall not, nor shall it permit any Subsidiary to, (a) other than any amendment or modification for the purpose of giving effect to the incurrence of Refinancing Indebtedness, amend or modify any of the terms or conditions relating solely to Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing, (b) make any payment on account of Subordinated Debt that is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, or (c) other than any prepayment or redemption with the proceeds of Refinancing Indebtedness in respect thereof, make any voluntary prepayments of any Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing, or effect any voluntary redemption thereof.  Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt, Permitted Convertible Notes, Permitted Senior Notes or any Refinancing Indebtedness in respect of the foregoing beyond the current due dates therefor.
Section 7.13Prepayment of Indebtedness.  At any time following the occurrence and during the continuation of an Event of Default, directly or indirectly, (a) prepay any indebtedness other than to any Lender or (b) repurchase, redeem, retire or otherwise acquire any indebtedness.
Section 7.14Use of Proceeds.  Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4 and Section 6.11.  Borrower shall not request any Borrowing, and Borrower shall not use nor lend, contribute, or otherwise make available to any other Person, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use nor lend, contribute, or otherwise make available to any other Person, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or, except as otherwise authorized by OFAC or BIS, in any Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto or reasonably could cause any party hereto to become a Sanctioned Person.

Section 7.15Inconsistent Agreements.  Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any of its Subsidiaries of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Guarantee hereof or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of Borrower or any of its Subsidiaries to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any indebtedness owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any Subsidiary, or (iii) transfer any of its assets or properties to Borrower or any other Subsidiary other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money indebtedness, Capital Leases and other indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness, and (C) customary provisions in leases and other contracts restricting the assignment thereof.
Section 7.16Financial Covenants.
(a)Minimum Interest Coverage Ratio.  As of the last day of each fiscal quarter of Borrower, Borrower shall maintain an Interest Coverage Ratio of not less than 3.00 to 1.00 for the previous four fiscal quarters of Borrower.
(b)Maximum Total Leverage Ratio.  As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Leverage Ratio to be greater than 3.50 to 1.00; provided that during a Qualified Acquisition Period (and in connection with calculations to determine whether a Qualified Acquisition or any related indebtedness will result in Borrower being in compliance with this clause (b) on a pro forma basis), such ratio shall be increased to 4.00 to 1.00.
Section 8.Events of Default and Remedies.
Section 8.1Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document;
(b)default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.11 or 7;

(c)default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Administrative Agent;
(d)any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves inaccurate or untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;
(e)any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing;
(f)default shall occur under any Indebtedness for Borrowed Money (other than the Loan) issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), except with regard to any requirement to deliver cash upon the conversion of Permitted Convertible Notes, or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(g)any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(h)Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or an amendment of a Material Plan shall be treated as a termination under Section 4041 of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)any Change of Control shall occur;
(j)Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate, limited liability, or other applicable organizational action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k); or
(k)a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
Section 8.2Non Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Administrative Agent shall, by written notice to Borrower:  (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.  Administrative Agent, after giving notice to Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 8.3Bankruptcy Defaults.  When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans, including both interest and principal thereon, shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 8.4Notice of Default.  Administrative Agent shall give notice to Borrower under Section 8.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
Section 9.Administrative Agent.
Section 9.1Appointment and Authorization of Administrative Agent.  Each Lender hereby appoints BMO Harris Bank N.A. as Administrative Agent under the Loan Documents and hereby authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders expressly agree that Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on Administrative Agent or any of the Lenders except as expressly set forth herein.
Section 9.2Administrative Agent and its Affiliates.  Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not Administrative Agent, and Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Affiliate of Borrower as if it were not Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes Administrative Agent in its individual capacity as a Lender (if applicable).
Section 9.3Action by Administrative Agent.  If Administrative Agent receives from Borrower a written notice of an Event of Default pursuant to Section 5.5, Administrative Agent shall promptly give each of the Lenders written notice thereof.  The obligations of Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.4.  Unless and until the Required Lenders give such direction, Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or Borrower.  In all cases in which the Loan Documents do not require Administrative Agent to take specific action, Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4Consultation with Experts.  Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 9.5Liability of Administrative Agent; Credit Decision.  Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction.  Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, Borrower, or any other Person for the default or misconduct of any such agents or attorneys in fact selected with reasonable care.  Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with Administrative Agent signed by such payee in form satisfactory to Administrative Agent.  Each Lender acknowledges that it has independently and without reliance on Administrative Agent, the Sustainability Structuring Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of Borrower and its Subsidiaries, and none of the Administrative Agent, the Sustainability Structuring Agent or any Arranger shall have any liability to any Lender with respect thereto.  Each Lender further acknowledges and agrees that (a) none of the Administrative Agent, the Arrangers or the Sustainability Structuring Agent, acting in such capacities, have made any assurances as to (i) whether any credit facility established hereunder meets such Lender’s criteria or expectations with regard to environmental impact and sustainability performance or (ii) whether any characteristics of any credit facility established hereunder, including the characteristics of the relevant key performance indicators to which the Borrower will link a potential interest rate spread or commitment fee step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) each Lender has performed its own independent investigation and analysis of the credit facilities established hereunder and whether such credit facilities meet its own criteria or expectations with regard to environmental impact and/or sustainability performance.

Section 9.6Indemnity.  The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified, as determined in a final non-appealable judgment of a court of competent jurisdiction.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to Administrative Agent or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a Swing Line Lender to be remitted by Administrative Agent to or for the account of such Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to Administrative Agent or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.
Section 9.7Resignation of Administrative Agent and Successor Administrative Agent.  Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower.  Upon any such resignation of Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.  If at any time any Swing Line Lender (x) resigns as Administrative Agent pursuant to this Section 9.7 or (y) assigns all of its Commitment and Loans pursuant to Section 11.10(a), BMO Harris Bank N.A. may, upon 30 days’ notice to Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation by the Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders (with such Lender’s prior written consent) a successor Swing Line Lender hereunder (which may include any Lender serving as successor Administrative

Agent); provided that the resignation of a Swing Line Lender shall not take effect until the appointment and acceptance of such successor Swing Line Lender.  Upon the acceptance of a successor Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (y) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. If the Swing Line Lender resigns, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans hereunder.

Section 9.8Swing Line Lender.  The Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder.  The Swing Line Lender shall each have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent,” as used in this Section 9, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.
Section 9.9Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 11.10, as the case may be, any Affiliate of such Lender with whom Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 2.11.  In connection with any such distribution of payments and collections, or any request for the release of the Guaranties in connection with the termination of the Commitments and the payment in full of the Obligations, Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.
Section 9.10Agents and Designation of Additional Agents.  Notwithstanding anything herein to the contrary, none of the agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,”, “sustainability agent” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or under any other applicable Loan Document.

Section 9.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent or any Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14  (a  class  exemption  for  certain  transactions  determined  by  independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans,  the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Administrative Agent, the Sustainability Structuring Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the

Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(c)The Administrative Agent, the Sustainability Structuring Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 9.12Sustainability Matters.  It is hereby understood and agreed that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation or other information by Borrower or any other Person demonstrating the satisfaction of any KPIs (or any of the data or computations that are part of or related to any such calculation or information) delivered to the Administrative Agent or the Sustainability Structuring Agent in connection with any adjustment to be made to the Applicable Margin and each of the Administrative Agent and Sustainability Structuring Agent may rely conclusively on any such calculations and other information without further inquiry.
Section 9.13Recovery of Erroneous Payments.  Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Issuing Bank or other Secured Party or any Loan Party, whether or not in respect of an Obligation due and owing by any Loan Party at such time, then in any such event, each such Person receiving such payment severally agrees to repay to Administrative Agent forthwith on demand the same amount so received by such Person in immediately available funds in the currency so received, with interest thereon (except with respect to any Loan Party) for each day from and including the date such payment is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Lender, each Issuing Bank, each other Secured Party and each Loan Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any such payment.  Administrative Agent shall inform each affected Person that received such improper or erroneous payment promptly upon determining that any payment made to such Person comprised, in whole or in part, an improper or erroneous payment.  Each Person’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10.The Guarantees.
Section 10.1The Guarantees.
(a)To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to Borrower by reason of the Term Loans and the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against Borrower or any such obligor in any such proceeding).  In case of failure by Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by Borrower or such obligor.
(b)Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations.  The obligations of each Qualified ECP Guarantor under this Section 10.1(b) shall remain in full force and effect until Payment in Full of the Hedging Liability, and Funds Transfer and Deposit Account Liability.  Each Qualified ECP Guarantor intends that this Section 10.1(b) constitute, and this Section 10.1(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 10.2Guarantee Unconditional.  The obligations of each Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;
(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of Borrower or other obligor or of any other guarantor contained in any Loan Document;
(d)the existence of any claim, set off, or other rights which Borrower or other obligor or any other guarantor may have at any time against Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;
(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against Borrower or other obligor, any other guarantor, or any other Person or Property;
(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of Borrower or other obligor, regardless of what obligations of Borrower or other obligor remain unpaid;
(g)any invalidity or unenforceability relating to or against Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or
(h)any other act or omission to act or delay of any kind by Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 10.
Section 10.3Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 10 shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Loans and all other amounts payable by Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 10.4Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 10.5Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by Administrative Agent, any Lender, or any other Person against Borrower or other obligor, another guarantor, or any other Person.
Section 10.6Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 10 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 10 void or voidable under applicable law, including fraudulent conveyance law.
Section 10.7Stay of Acceleration.  If acceleration of the time for payment of any amount payable by Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Administrative Agent made at the request of the Required Lenders.
Section 10.8Benefit to Guarantors.  Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of Borrower has a direct impact on the success of each Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
Section 10.9Guarantor Covenants.  Each Guarantor shall take such action as Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 10.10Release of Guarantors.  A Subsidiary of Borrower that is a Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as result of which such Guarantor ceases to be a Subsidiary of Borrower.  In connection with any termination or release pursuant to this Section 10.10, Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Guarantor, at Borrower’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 10.10 shall be without recourse to or warranty by the Administrative Agent.
Section 11.Miscellaneous.
Section 11.1No Waiver, Cumulative Remedies.  No delay or failure on the part of Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies under any Loan Document of Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 11.2Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 11.3Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 11.4Survival of Indemnity and Certain Other Provisions.  All indemnity provisions and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 3.4, 3.6, and 11.14, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.  Each party’s obligations under Sections 3.1, 3.2 and 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.  All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than to the extent that such damages are determined by a court of the competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 11.5Sharing of Set Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
Section 11.6Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to Administrative Agent and Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its physical address, facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to Borrower, any Guarantor or Administrative Agent shall be addressed to its respective physical address, facsimile number or email addresses set forth below:
to Borrower or any Guarantor:	to Administrative Agent:
Bio-Techne Corporation 614 McKinley Place Northeast Minneapolis, MN 55413 Attention:Jim Hippel, CFO Telephone:612-656-4472 Facsimile:612-656-4400 Email:Jim.Hippel@bio-techne.com

BMO Harris Bank N.A.
50 South Sixth Street, Suite 1000
Minneapolis, MN 55402
Attention:Jessica Markkula
Director, Commercial Banking
Telephone:(612) 904-8594
Facsimile:(612) 904-8011
Email:Jessica.Markkula@bmo.com

With a copy (not constituting notice) to:	With a copy (not constituting notice) to:
Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Attention:Melodie Rose Telephone:(612) 492-7000 Facsimile:(612) 492-7077 Email:Mrose@fredlaw.com	Jones Day 250 Vesey Street New York, NY 10281-1047 Attention:Lewis Grimm Telephone:(212) 326-3496 Facsimile:(212) 755-7306 Email:lgrimm@jonesday.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment)), or (iv) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 11.7Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.
Section 11.8Successors and Assigns.  This Agreement shall be binding upon Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of Administrative Agent and each of the Lenders, and their respective successors and assigns, including any subsequent holder of any of the Obligations.  Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the prior written consent of all of the Lenders.
Section 11.9Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or the Commitments held by such Lender at any time and from time to time to one or more other Persons (other than to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), the Borrower, any Affiliates or Subsidiaries of the Borrower or any Defaulting Lender or any Subsidiary of a Defaulting Lender); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided further that no such participant shall have any rights under this Agreement except as provided in this Section, and Administrative Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of Borrower under this Agreement and the other Loan Documents including the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Sections 3.1 and 3.2 (subject to the requirements and limitations therein, including the requirements of Section 3.1(b), it being understood that the documentation required under Section 3.1(b) shall be delivered to the participating Lender), Section 3.4 and Section 3.6.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 11.10Assignments.
(a)Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment (including any outstanding Revolving Loans and Swing Loans) or outstanding Term Loans or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in the case of any assignment not described in subsection (a)(i)(A) of this Section, (x) the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $5,000,000 and (y) the principal aggregate amount of the outstanding Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $1,000,000, in each case, unless each of Administrative Agent and, so long as no

Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Revolving Credits on a non-pro rata basis.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by Section 11.10(a)(i)(B) and, in addition:
(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is made in connection with the primary syndication of the Commitments and Loans by the Arrangers; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit or any unfunded Commitments with respect to any Term Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such Credit, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (a) Borrower or any of its Affiliates or Subsidiaries or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Loans, if applicable, in accordance with its applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.10(b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.6, 11.4 and 11.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9.

(b)Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Minneapolis, Minnesota, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
(d)Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line.  In the event of such termination of the Swing Line, Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided that the failure of Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender.  If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.7.
Section 11.11Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) Borrower, (b) the Required Lenders, (c) Administrative Agent and (d) if the rights or duties of the Swing Line Lender is affected thereby, the Swing Line Lender, provided that:
(a)no amendment or waiver pursuant to this Section 11.11 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of (including by reducing the applicable interest rate), or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder, (C) reduce any voting percentages applicable to any Lender without the consent of such Lender, (D) implement any changes to any pro rata sharing provisions applicable to any Lender without the consent of such Lender, (E) disproportionately affect the obligation of Borrower to reimburse obligations with respect to the Revolving Credit Commitments, Revolving Loans or Swing Loans without the approval of the Required Revolving Lenders, (F) disproportionately affect the obligation of Borrower to make any payments with respect to Term Loans without the approval of the Required Term Lenders, or (G) amend, modify or waive Section 4.2 with respect to borrowings under the Revolving Credit Commitments hereunder, or approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent, without the approval of the Required Revolving Lenders;
(b)no amendment or waiver pursuant to this Section 11.11 shall, unless signed by each affected Lender, extend the Revolving Credit Termination Date, the Term Loan Maturity Date, the Final Maturity Date or the Maturity Date of any other credit facility, change the definition of Required Lenders or Required Revolving Lenders, change the provisions of Section 2.11, change the provisions of this Section 11.11, release any material guarantor (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and
(c)no amendment to Section 10 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders”, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, (3) guarantees, collateral security documents and related documents executed by Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably acceptable to the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes, errors or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (4) Borrower, the Administrative Agent, the Sustainability Structuring Agent and the Required Lenders may, without the consent of any other Person, effect the ESG Amendment in accordance with the terms of Section 3.9 and (5) Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of Borrower and the Administrative Agent to effect the provisions of Section 2.16 (including, without limitation, to make amendments to any outstanding tranche of Term Loans to permit any Incremental Term Loan Commitments and Term Loans incurred under Section 2.16 to be “fungible” (including, without limitation, for purposes of the Code) with such tranche of Term Loans, including, without limitation, increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loan Commitments or Term Loans; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent).

Section 11.12Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.13Headings.  Section headings used in this Agreement are for reference only and shall not limit or otherwise affect the construction of this Agreement.
Section 11.14Costs and Expenses; Indemnification.
(a)Borrower agrees to pay all documented costs and expenses of Administrative Agent, Arrangers and the Sustainability Structuring Agent in connection with the preparation, due diligence (including third party expenses, if any), negotiation, syndication, administration, management, execution and delivery of the Loan Documents, or any amendments, modifications or waivers of any provisions thereto, including the reasonable and documented fees and disbursements of counsel to Administrative Agent, in connection with the preparation, due diligence, negotiation, execution and delivery of the Loan Documents, and any amendment, modification, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  Borrower agrees to pay to Administrative Agent, the Sustainability Structuring Agent, each Arranger and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by Administrative Agent, the Sustainability Structuring Agent, such Arranger, such Lender, or any such holder, including reasonable attorneys’ fees, disbursements, settlement costs and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Guarantor as a debtor thereunder).  Borrower further agrees to indemnify Administrative Agent, Arrangers, the Sustainability Structuring Agent, each Lender, and any security trustee therefor or Affiliate thereof, and each of their respective directors, partners, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, costs, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification, as determined in a final non-appealable judgment of a court of competent jurisdiction.  Borrower, upon demand by Administrative Agent, Arrangers, the Sustainability Structuring Agent or a Lender at any time, shall reimburse Administrative Agent, such Arranger, the Sustainability Structuring Agent or such Lender for any legal or other expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified, as determined in a final non-appealable judgment of a court of competent jurisdiction.  To the extent permitted by applicable law, neither Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  The obligations of Borrower under this Section shall survive the termination of this Agreement.
(b)Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees, charges, settlement costs, and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iv) any claim for damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) relating to Borrower and its Affiliates or this Agreement, any other Loan Document or any transaction contemplated hereby or thereby and (v) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee, as determined in a final non-appealable judgment of a court of competent jurisdiction.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and trustees, and their successors and assigns.
Section 11.15Set off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by Borrower and each Guarantor at any time or from time to time, subject to the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of Borrower or such Guarantor to that Lender, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 11.16Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 11.17Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto or thereto, shall be governed by and construed and determined in accordance with the internal laws of the State of New York.
Section 11.18Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 11.19Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Administrative Agent or any Lender may have received hereunder shall, at the option of Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 11.20Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.
Section 11.21Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
Section 11.22Submission to Jurisdiction; Waiver of Venue; Service of Process.
(a)EACH OF BORROWER AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK,

AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT AND ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY GUARANTOR OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
(b)EACH OF BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.23Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.24USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.
Section 11.25Confidentiality.  Each of Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (by subpoena or otherwise) (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (by subpoena or otherwise), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j).  For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.26No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging, lending and/or other services regarding this Agreement provided by the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and/or the Lenders, are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and/or Lenders, as applicable, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger nor any Lender has been, is and/or will be acting as an advisor, agent or fiduciary, for any Loan Party or any of their Affiliates or any other Person and (ii) neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger nor any Lender has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Sustainability Structuring Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates.  To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases, any claims that it may have against the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.27Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument (including any hedge agreement) that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.28Amendment and Restatement.
(a)On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby.  The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 2.9 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date and shall not impair, limit, discharge or diminish the obligations of such Loan Party under, or release such Loan Party from any obligations under any Loan Document to which such Loan Party is a party; (ii) the “Loans” and “Obligations” (each as defined in the Existing Credit Agreement) have not become due and payable prior to the Closing Date as a result of the amendment and restatement of the Existing Credit Agreement, (iii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement and all of each Loan Party’s obligations hereunder and thereunder shall continue in full force and effect and are hereby ratified and confirmed as continuing to constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with the terms of each applicable Loan Document; (iv) the guarantees as granted under the Existing Credit Agreement guaranteeing the payment of such “Obligations” are in all respects continuing and in full force and effect and are hereby fully ratified and affirmed; and (v) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.  Without limitation of the foregoing, Borrower and each other Loan Party hereby fully and unconditionally ratifies and affirms all of the Loan Documents and agrees that all guarantees granted thereunder shall from and after the Closing Date guarantee all Obligations hereunder.
(b)The parties hereto acknowledge and agree that (i) all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the Closing Date shall be and remain outstanding and payable as an obligation under this Agreement and the other Loan Documents, (ii) all indemnification obligations of each Loan Party pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement and (iii) except as otherwise expressly set forth herein, the covenant baskets in Sections 6 and 7 shall be deemed to be reset and shall only be calculated by reference to utilization of such baskets on and after the Closing Date.

(c)On and after the Closing Date, (i) each reference in any Loan Document to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement, (ii) each reference in any Loan Document to a “Note” shall mean and be a Note as defined in this Agreement, (iii) each reference in any Loan Document to a “Lender” shall mean and be a reference to a Lender as defined in this Agreement, (iv) each reference in any Loan Document to any “Obligation” or to the “Obligations” shall mean and be a reference to any Obligation or to the Obligations  as defined in this Agreement and (v) all of the terms and conditions set forth in the Existing Credit Agreement shall be of no further force and effect and shall be superseded in their entirety by the corresponding terms and conditions set forth herein; it being understood and agreed that all obligations of each Loan Party under the Existing Credit Agreement shall be governed by this Agreement from and after the Closing Date.

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

BIO-TECHNE CORPORATION

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

RESEARCH AND DIAGNOSTIC SYSTEMS, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

BIONOSTICS, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary

CYVEK, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

PROTEINSIMPLE

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

NOVUS BIOLOGICALS, LLC

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

CLINIQA CORPORATION

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

ADVANCED CELL DIAGNOSTICS

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Secretary and General Counsel

QT HOLDINGS, CORP.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: President and General Counsel

EXOSOME DIAGNOSTICS, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Vice-President and General Counsel

ASURAGEN, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: Vice President and Secretary

B-MOGEN BIOTECHNOLOGIES, INC.

By: /s/ Brenda S. Furlow
Name: Brenda S. Furlow
Title: President, Chief Executive Officer

and Secretary

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

BMO HARRIS BANK N.A., as Administrative Agent, Sustainability Structuring Agent, Swing Line Lender and a Lender

By:/s/ Jessica Markkula
Name: Jessica Markkula
Title: Director

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A. as a Lender

By:/s/ Erik Barragan
Name: Erik Barragan
Title: Authorized Officer

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:/s/ Ana Gaytan
Name: Ana Gaytan
Title: Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:/s/ Christopher Taddei
Name: Christopher Taddei
Title: Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:/s/ Irina Froment
Name: Irina Froment
Title: Senior Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:/s/ Andrea S Chen
Name: Andrea S Chen
Title: Managing Director

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:/s/ Andrew Tiberi-Warner
Name: Andrew Tiberi-Warner
Title: Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

KeyBank National Association, as a Lender

By:/s/ Alyssa Suckow
Name: Alyssa Suckow
Title: Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

M&T Bank, Successor by merger to People’s United Bank, N.A., as a Lender

By:/s/ Darci Buchanan
Name: Darci Buchanan
Title: Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

Citibank, N.A., as a Lender

By:/s/ Todd Kostelnik
Name: Todd Kostelnik
Title: Senior Vice President

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:/s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorized Signatory

[Bio-Techne - Signature Page to Amended and Restated Credit Agreement]

Exhibit A

Notice of Borrowing

Date: __________ __, ____

To:

BMO Harris Bank N.A., as Administrative Agent for the Lenders, parties to the Amended and Restated Credit Agreement dated as of August 31, 2022 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Bio-Techne Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the Borrowing specified below:

1.The Business Day of the proposed Borrowing is ___________, ____.
2.The aggregate principal amount of the proposed Borrowing is $______________.
3.The Type of Loan requested is a [Term Loan][Revolving Loan][Swing Loan].
4.The Borrowing is to be comprised of $___________ of [Base Rate] [SOFR] Loans.
5.[If applicable:]  The length of the Interest Period for the SOFR Loans included in the Borrowing shall be ____ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
(b)no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit A-1

Exhibit B

Notice of Continuation/Conversion

Date: __________ __, ____

To:

BMO Harris Bank N.A., as Administrative Agent for the Lenders, parties to the Amended and Restated Credit Agreement dated as of August 31, 2022 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Bio-Techne Corporation, the Guarantors party thereto, the Lenders party thereto, and BMO Harris Bank N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Bio-Techne Corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.The conversion/continuation Date is __________, ____.
2.The aggregate amount of the Loans to be [converted] [continued] is $______________.
3.The Type of Loan being [converted] [continued] is a [Term Loan] [Revolving Loan].
4.The Loans are to be [converted into] [continued as] [SOFR] [Base Rate] Loans.
5.[If applicable:] the length of the Interest Period for the Loans included in the [conversion] [continuation] shall be ____ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)the representations and warranties of Borrower contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, that this condition shall not apply to the conversion of an outstanding SOFR Loan to a Base Rate Loan; and
(b)no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit B-1

Exhibit C-1

[FORM OF] Term Note

U.S. $[________________][__________ __], 20[__]

For Value Received, the undersigned, Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns on the Term Loan Maturity Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of ___________________________ and ____/100 Dollars ($_____________) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of its Term Loan outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Amended and Restated Credit Agreement dated as of August 31, 2022, among Borrower, the Guarantors party thereto, the Lenders party thereto and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit C-1-1

Exhibit C-2

[FORM OF] Revolving Note

U.S. $[________________][__________ __], 20[__]

For Value Received, the undersigned, Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of ___________________________ and ____/100 Dollars ($_____________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of August 31, 2022, among Borrower, the Guarantors party thereto, the Lenders party thereto and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit C-2-1

Exhibit C-3

[FORM OF] Swing Note

U.S. $20,000,000.00[__________ __], 20[__]

For Value Received, the undersigned, Bio-Techne Corporation, a Minnesota corporation (the “Borrower”), hereby promises to pay to BMO Harris Bank N.A. (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Minneapolis, Minnesota (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Amended and Restated Credit Agreement dated as of August 31, 2022, among Borrower, the Guarantors party thereto, the Lenders party thereto and BMO Harris Bank N.A., as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exhibit C-3-1

Exhibit D

Bio-Techne Corporation

Compliance Certificate

To:	BMO Harris Bank N.A., as Administrative Agent under, and the Lenders from time to time party to, the Credit Agreement described below

This Compliance Certificate is furnished to Administrative Agent and the Lenders pursuant to that certain Amended and Restated Credit Agreement dated as of August 31, 2022, among us and the other parties thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies ON BEHALF OF Borrower in his/her capacity as an Authorized Representative of Borrower and not in an individual capacity, that:

1.I am the duly elected ____________ of Bio-Techne Corporation;
2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate[, except as set forth below]1;
4.The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and
5.The Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.
6.The Schedule II hereto sets forth a list of all Immaterial Subsidiaries of Borrower.  I confirm that the list of Immaterial Subsidiaries [has not][has] changed from the list delivered with the previously delivered Compliance Certificate and, with respect to the list of Immaterial Subsidiaries contained in Schedule II hereto, the (i) the Total Assets (determined on a consolidated basis) of all Immaterial Subsidiaries does not exceed 5% of the aggregate Total Assets of Borrower and its Subsidiaries on a consolidated basis or (ii) the total revenues (determined on a consolidated basis) of all Immaterial Subsidiaries does not exceed 5% of the aggregate total revenues of

1 If applicable.

D-1

Borrower and its Subsidiaries on a consolidated basis, in each case, as of the last day of, or for the accounting period covered by the attached financial statements.  [To the extent that the list of Immaterial Subsidiaries has changed and any previously designated Immaterial Subsidiary has lost such designation in accordance with the definition of “Immaterial Subsidiary” contained in the Credit Agreement, attached hereto is an executed Additional Guarantor Supplement, in the form of Exhibit E to the Credit Agreement, whereby such re-designated Subsidiary unconditionally and irrevocably guarantees, jointly and severally, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability in accordance with Section 6.12 and Section 10 of the Credit Agreement.]2

[Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

 ]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________ __ 20__.

BIO-TECHNE CORPORATION

By:
Name:
Title:

2 NTD: Include this bracketed language if the list of Immaterial Subsidiaries has changed such that a previously designated Immaterial Subsidiary has lost such designation and therefore needs to become a Guarantor.

D-2

Schedule I
to Compliance Certificate

Bio-Techne Corporation

Compliance Calculations
for Credit Agreement dated as of August 31, 2022

Calculations as of _____________, _______

A. Minimum Interest Coverage Ratio (Section 7.16(a))
1. Net Income for past 4 quarters	$
2. Interest Expense for past 4 quarters
3. Income taxes for past 4 quarters
4. Adjustments for:
(i)
Permitted Acquisitions adjustments including (A) inventory step-ups associated with inventory, (B) one-time professional fees associated, (C) any non-recurring fees, expenses or charges (including severance, restructuring charges, relocation costs and one-time compensation charges) and (D) other non-recurring extraordinary items; provided that cash adjustments under this subsection are less than or equal to 15% of EBITDA

(ii) gains or losses realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business
(iii) extraordinary or non-recurring charges, expenses, gains or losses
(iv) any losses from an early extinguishment of indebtedness
(v)
all other non-cash compensation expenses from equity based compensation and non-cash charges, non-cash expenses or non-cash gains or losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period)

TOTAL
5. Sum of lines A1, A2, A3, and A4 (“EBIT”)	$

Schedule I-1

6. Cash interest payments for past 4 quarters
7. Ratio of Line A5 to Line A6		____:1.00
8. Line A7 ratio must not be less than		3.00:1.00
9. Borrower is in compliance (circle yes or no)		yes/no
B. Maximum Total Leverage Ratio (Section 7.16(b))
1. Total Funded Debt (gross)	$
2. Less unrestricted domestic cash
3. Total Funded Debt (net)
4. EBIT
5. Depreciation and Amortization Expense for past 4 quarters
6. EBITDA of the target of a Permitted Acquisition
7. Sum of Lines B4, B5 and B6 (“EBITDA”)
8. Ratio of Line B3 to Line B7		____:1.00
9. Line B8 ratio must not exceed		3.50:1.00[3]
10. Borrower is in compliance (circle yes or no)		yes/no

3 During a Qualified Acquisition Period, such ratio shall be increased to 4.00 to 1.00.

Schedule I-2

Schedule II
to Compliance Certificate

Bio-Techne Corporation

Immaterial Subsidiaries as of [__________ __], 202[_]

Schedule II-1

Exhibit E

Additional Guarantor Supplement

______________, ___

BMO Harris Bank N.A., as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of August 31, 2022, among Bio-Techne Corporation, as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, Administrative Agent and the other parties thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Sections 6 and 7 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including Section 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to Administrative Agent, and it shall not be necessary for Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[Name of Subsidiary Guarantor]

By:
Name:
Title:

Exhibit E-1

Exhibit F

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 5 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit F-1

and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:

2.Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.Borrower:Bio-Techne Corporation

4.Administrative Agent:______________________, as the administrative agent under the Credit Agreement

5.Credit Agreement:The Amended and Restated Credit Agreement dated as of August 31, 2022, among Bio-Techne Corporation, the Guarantors from time to time party thereto, the Lenders parties thereto, BMO Harris Bank N.A., as Administrative Agent, and the other parties thereto

6. Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.Trade Date:______________]13

[Page break]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Fill in the appropriate terminology for the Types of facilities and/or Loans under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Incremental Term Loan Commitment”, “Term Loan” etc.)

11 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of the same Type of all applicable  Lenders thereunder.

13 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F-2

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]14
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]15
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

15 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit F-3

[Consented to and]16 Accepted:

BMO Harris Bank N.A., as
Administrative Agent and Swing Line Lender

By:
Title:

[Consented to:]17

Bio-Techne Corporation

By:
Title:

16 To be added only if the consent of the Administrative Agent and the Swing Line Lender is required by the terms of the Credit Agreement.

17 To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

Exhibit F-4

ANNEX 1

BIO-TECHNE CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.10 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.5 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all

Annex 1-1

of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

Exhibit G

Form of Credit Commitment Increase Supplement

Reference is made to the certain Amended and Restated Credit Agreement dated as of August 31, 2022 (as the same may hereafter by amended, supplemented or modified from time to time the “Credit Agreement”), among Bio-Techne Corporation, a Minnesota corporation (“Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time a party thereto, BMO Harris Bank N.A., as Administrative Agent (“Administrative Agent”), and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Lender identified on Schedule 1 hereto (the “Increasing Lender”), Administrative Agent and Borrower agree as follows:

The Increasing Lender hereby irrevocably [increases its Revolving Credit Commitment] [agrees to provide a new Incremental Term Loan Commitment] to Borrower by the amount set forth on Schedule 1 hereto under the heading “Principal Amount of Increased Credit Commitment” (the “Increased Credit Commitment”) pursuant to Section 2.16 of the Credit Agreement.  From and after the Effective Date (as defined below), (i) the Increasing Lender will be a [Revolving] [Term Loan] Lender under the Credit Agreement with respect to the Increased Credit Commitment in addition to its existing Commitment under the Credit Agreement and (ii) the total amount of the Commitment of the Increasing Lender will be the amount set forth on Schedule 1 hereto under the heading “Total Amount of Commitment of Increasing Lender (including Increased Credit Commitment).”

Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any of its Subsidiaries or any other obligor or the performance or observance by Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Credit Commitment Increase Supplement; (b) confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 6.5 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Credit Commitment Increase Supplement; (c) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to Administrative

Exhibit G-1

Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

The effective date of this Credit Commitment Increase Supplement shall be the Effective Date of the Increased Credit Commitment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Credit Commitment Increase Supplement by each of the Increasing Lender and Borrower, it will be delivered to Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by Administrative Agent).

Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Increased Credit Commitment (including payments of principal, interest, fees and other amounts) to the Increasing Lender for amounts which have accrued on and subsequent to the Effective Date.

This Credit Commitment Increase Supplement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Commitment Increase Supplement to be executed as of the date first written above by their respective duly authorized officers on Schedule 1 hereto.

[Remainder of page intentionally left blank. Schedule 1 to follow.]

Exhibit G-2

Schedule 1

to Credit Commitment Increase Supplement

Name of Increasing Lender:
Effective Date of Increased Credit Commitment:
Commitment Type being increased[18]:

Principal Amount of Increased Commitment:	Total Amount of Commitments of Increasing Lender (including Increased Credit Commitment):
$____________________	$____________________

[NAME OF INCREASING LENDER]

Name:
Title:

BIO-TECHNE CORPORATION

Name:
Title:

Accepted and consented to by the
Administrative Agent and the Swing
Line Lender this ___ day of __________

BMO Harris Bank N.A., as Administrative
Agent and Swing Line Lender

By:
Name:
Title:

18 State whether such increased Commitments are Revolving Credit Commitments or Incremental Term Loan Commitment.

Schedule 1 to Exhibit G

Schedule 1

Commitments

Name of Lender	Revolving Credit Commitment	Percentage of Revolving Credit Commitments
BMO Harris Bank N.A.	$170,000,000	17%
JPMorgan Chase Bank N.A.	$145,000,000	14.5%
PNC Bank, National Association	$145,000,000	14.5%
U.S. Bank National Association	$85,000,000	8.5%
Bank of America, N.A.	$85,000,000	8.5%
Wells Fargo Bank, National Association	$85,000,000	8.5%
Huntington National Bank	$75,000,000	7.5%
KeyBank National Association	$75,000,000	7.5%
M&T Bank, successor by merger to People’s United Bank, N.A.	$75,000,000	7.5%
Citibank, N.A.	$40,000,000	4%
Goldman Sachs Bank USA	$20,000,000	2%
Total	$1,000,000,000	100%

Schedule 1

Schedule 5.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Advanced Cell Diagnostics, Inc.	Delaware	100%	Bio-Techne Corporation
Advanced Cell Diagnostics (Beijing) Co. Ltd.	China	100%	Advanced Cell Diagnostics, Inc.
Alpha Innotech Corp.	Delaware	100%	ProteinSimple
Asuragen, Inc.	Delaware	100%	Bio-Techne Corporation
Atlanta Biologicals, LLC.	Georgia	100%	Bio-Techne Corporation
Bio-Techne AG	Switzerland	100%	Bio-Techne, Ltd.
Bio-Techne Canada Corporation	Nova Scotia	100%	Novus Biologicals, LLC
Bio-Techne China Co., Ltd.	China	100%	Research and Diagnostic Systems, Inc.
Bio-Techne GmbH	Germany	100%	Bio-Techne Ltd.
Bio-Techne Hong Kong, Ltd.	Hong Kong	100%	Bio-Techne China Co., Ltd.
Bio-Techne Holding Corporation	Delaware	100%	Bio-Techne Corporation
Bio-Techne India Private Limited	India	1%	Research and Diagnostic Systems, Inc.
Bio-Techne India Private Limited	India	99%	Bio-Techne Corporation
Bio-Techne Ireland Limited	Ireland	100%	Bio-Techne Corporation
Bio-Techne Korea, LLC	South Korea	100%	Research and Diagnostic Systems, Inc.
Bio-Techne Ltd.	United Kingdom	100%	Bio-Techne Corporation
Bio-Techne Sales Corporation	Minnesota	100%	Bio-Techne Corporation
Bio-Techne Singapore Pte. Ltd.	Singapore	100%	Research and Diagnostic Systems, Inc.
Bio-Techne SAS	France	100%	Bio-Techne Ltd.
Bio-Techne S.r.l.	Italy	100%	Bio-Techne Ltd.
Bio-Techne R&D Systems s.r.o.	Czech Republic	100%	Bio-Techne Ltd.
Bio-Techne R&D Systems, S.L.	Spain	100%	Bio-Techne Ltd.
Bio-Techne R&D Systems Kft.	Hungary	100%	Bio-Techne Ltd.
Bio-Techne sp. z o. o.	Poland	100%	Bio-Techne Ltd.

Schedule 5.2

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Bionostics, Inc.	Massachusetts	100%	Research and Diagnostic Systems, Inc.
BiosPacific, Inc.	Minnesota	100%	Research and Diagnostic Systems, Inc.
Boston Biochem, Inc.	Minnesota	100%	Research and Diagnostic Systems, Inc.
B-Mogen Biotechnologies, Inc.	Minnesota	100%	Bio-Techne Corporation
Cliniqa Corporation	California	100%	Bio-Techne Corporation
CyVek, Inc.	Delaware	100%	Research and Diagnostic Systems, Inc.
Eminence Biotechnology (Suzhou) Co., Ltd.	China	51.39%	Bio-Techne China Co., Ltd.
Exosome Diagnostics, Inc.	Delaware	100%	Bio-Techne Corporation
Exosome Diagnostics GmbH	Germany	100%	Exosome Diagnostics, Inc.
Imgenex Corporation	California	100%	Bio-Techne Corporation
McLaren Reorganization Sub II, LLC	Delaware	100%	ProteinSimple
Namocell Inc.	Delaware	100%	ProteinSimple
Namocell	Hong Kong	100%	Namocell Inc.
Namocell	Suzhow	100%	Namocell Inc.
Novus Biologicals, LLC	Delaware	11%	Imgenex Corporation
Novus Biologicals Limited	United Kingdom	100%	Novus Biologicals, LLC
ProteinSimple	Delaware	100%	Bio-Techne Corporation
ProteinSimple Hong Kong Ltd.	Hong Kong	100%	Alpha Innotech Corp.
ProteinSimple Japan K.K.	Japan	100%	ProteinSimple
ProteinSimple Ltd.	Ontario, Canada	100%	McLaren Reorganization Sub II, LLC
ProteinSimple China (Shanghai) Co., Ltd.	China	100%	ProteinSimple Hong Kong Ltd.
Research and Diagnostic Systems, Inc.	Minnesota	100%	Bio-Techne Corporation
ScaleReady USA, LLC	Delaware	33.33%	Bio-Techne Corporation
Shanghai PrimeGene Bio-Tech Co., Ltd.	China	100%	Bio-Techne China Co., Ltd.
Tocris Cookson Limited	United Kingdom	100%	Bio-Techne Ltd.

Schedule 5.2

Name	Jurisdiction of Organization	Percentage Ownership	Owner
QT Holdings Corp.	Delaware	100%	Bio-Techne Corporation

Schedule 5.2

Schedule 7.1

(Indebtedness)

None.

Schedule 7.1